Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Exhibit 2.1

EXECUTION COPY

Dated December 20, 2018

Share Sale and Purchase Agreement

relating to the sale and purchase of all issued and outstanding shares and other equity securities of Small Giant Games Oy between

Those persons listed in Schedule 1

as Sellers

Zynga Inc.

as Purchaser

White & Case llp

EMEA 119924213

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

	Table of Contents	Page
1	Interpretation	1
2	Sale and Purchase	15
3	Conditions	16
4	Consideration	16
5	Step-In Consideration	17
6	Escrow	20
7	Closing	20
8	Step-In Closings	22
9	Minority Shareholders during Step-In Periods	23
10	Purchaser's Warranties and Undertakings	24
11	Obligations During Step-In Period	30
12	Sellers' Warranties	31
13	Indemnification by Sellers	32
14	Tax Indemnity	32
15	Sellers' Limitations on Liability	33
16	Restrictions on Sellers	33
17	Certain Exclusions and Key Managers' Undertaking	34
18	Business Information	34
19	Termination	34
20	Confidentiality	34
21	Announcements	35
22	No Assignment	35
23	Further Assurance	36
24	Entire Agreement	36
25	Severance and Validity	36
26	Variations	37
27	Remedies and Waivers	37
28	Effect of Closing	37
29	Third Party Rights	38
30	Payments	38
31	Costs and Expenses; Transfer Taxes	38
32	Default Interest	39
33	Notices	39
34	Retiring Directors	40
35	Counterparts	40
36	Governing Law and Jurisdiction	40
37	Sellers' Representative	41
Schedule 1	The Sellers	43
Schedule 2	The Company	44
Part 1	Details of the Company	44
Part 2	Capitalization Table	45
Schedule 3	Signing and Closing Arrangements	46
Part 1	Sellers' Signing and Closing Obligations	46
Part 2	Purchaser's Signing and Closing Obligations	47
Part 3	Sellers' Step-In Closing Obligations	48

EMEA 119924213	(ii)

EMEA 119924213	(iii)

Agreed Form Documents

Bring Down Certificate

Data Room Index

Escrow Agreement

Form of Key Managers’ Service Agreement

Form of Resignation Letter

Operating Plan 2019

Paying Agent Agreement

Power of Attorney regarding Company Shares not sold at Closing

Form of Share Transfer Agreement

Form of Option Transfer Agreement

Form of Securities Law and Lock-Up Legends

*** The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit. ***

EMEA 119924213	(iv)

This Agreement is made on December 20, 2018

Between:

(1)      The Several Persons whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”); and

(2)      Zynga Inc. a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103, the United States (the “Purchaser”);

Whereas:

(A)      Particulars of the Company (as defined in Clause 1 (Interpretation)) are set out in Schedule 2 (The Company).

(B)      The Sellers have agreed to sell and the Purchaser has agreed to purchase the Company Shares (as defined in Clause 1 (Interpretation)) in each case on the terms and subject to the conditions of this Agreement.

It is agreed:

1.      Interpretation

1.1      In this Agreement:

“Accounts” means the audited statutory financial statements of the Company for the accounting reference period ended on the Accounts Date, together with the auditors’ report and the notes to the audited financial statements, attached hereto as Part 1 (Accounts) to Schedule 11 (Accounts);

“Accounts Date” means 31 December 2017;

“Actual Cash” means the Cash as at the Effective Time as calculated and determined in accordance with Schedule 6 (Closing Accounts);

“Actual Debt” means the Debt as at the Effective Time as calculated and determined in accordance with Schedule 6 (Closing Accounts);

“Adjustment Payment” has the meaning given in Part 2 (Settlement of Adjustments) of Schedule 7 (Post-Closing Financial Adjustments);

“Agreement” means this agreement together with its schedules and appendices thereto;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Anti‑Bribery Laws” means, in each case to the extent that they have been applicable to the Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction;

“Applicable Accounting Standards” means the generally accepted accounting principles in Finland, as adopted and consistently applied by the Company, subject to the Finnish Accounting Act (1336/1997, as amended), the Finnish Accounting Decree (1339/1997, as amended) and, with respect to the Accounts, the Finnish Government Decree on the information

EMEA 119924213	1

presented in the financial statements of a small undertaking and micro-undertaking (1753/2015, as amended);

“Application Store” has the meaning given in paragraph 6.1, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Application Store Contracts” has the meaning given in paragraph 6.1, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Auditors” means Deloitte Oy;

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction whose laws are applicable to the Company;

“Breach Notice” has the meaning given in Schedule 9 (Step-In Covenants);

“Bring Down Certificate” means a certificate in the agreed form setting forth (in reasonable detail) the circumstances (if any) relating to the operations of the Company that have come to the awareness of the Management Sellers between the date of this Agreement and Closing which give rise to a material breach of any of the Warranties and would be expected to have a material adverse effect on the Business, taken as a whole;

“Business” means the business of the Company comprising the development, marketing and publishing of games on mobile and online platforms as conducted by it on the date of this Agreement;

“Business Data” means all data and information that is created or used by the Company, or is processed by or stored on any Company IT Asset;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom, Helsinki, Finland and San Francisco, California, the United States;

“Business Domain Name” means any Internet domain name in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including, but not limited to paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“Business IP” means (a) the Business Owned IP; and (b) any Intellectual Property Right that is used by the Company under a license;

“Business Owned IP” means (i) all Registered Business IP Rights; (ii) all Business Domain Names; (iii) all Business Owned Software; and (iv) all other Intellectual Property Rights in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Owned Software” means any and all Business Software in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

EMEA 119924213	2

“Business Product” means all games and products marketed, made commercially available, sold, licensed out or otherwise distributed by or on behalf of the Company. The Business Products include the games Empires & Puzzles, Oddwings Escape and Rope Racers;

“Business Social Media Account” means any online social media accounts maintained by the Company;

“Business Software” means all Software that is used, marketed, sold, distributed, provided, published or licensed, or is being developed, or is used in the design, development, distribution, publication, testing, maintenance, or support of, any Business Product, in each case by or on behalf of the Company at any time, but excluding any third-party Software that (a) is not part of the Empire & Puzzles Game or used in connection with it and is not material; or (b) that is generally available on standard commercial terms and is licensed to the Company on a non-exclusive basis;

“Business Third Party Software” means any and all Business Software in which a third party has an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Cash” means, in relation to the Company, and as specified in the Closing Accounts, the aggregate of: (i) its unrestricted cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon); (ii) current accounts receivables (net of all reserves); (iii) liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities, less the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Closing Shares and (iv) the aggregate exercise price of options acquired as of the Closing where the exercise price has been actually received by the Company at the relevant time;

“Cause Event” means any event, act or omission that entitles the Company to terminate the employment of an Employee (i) for a cause attributable to the Employee that can be considered similar to the so-called lawful termination grounds related to the Employee’s person pursuant to Section 2 of Chapter 7 (in Finnish: työntekijän henkilöön liittyvät irtisanomisperusteet) or (ii) in accordance with Chapter 8 (in Finnish: työsopimuksen purkaminen) of the Finnish Employment Contracts Act (55/2001, as amended);

“Change of Control Payments” means any bonuses, severance payments and other similar benefits (if applicable) owed by the Company to the Company’s employees or contractors (which remain unpaid as at the Closing Date) that are, directly or indirectly, triggered as a result of the transactions contemplated by this Agreement (excluding the acceleration of any options);

“Closing” means closing of the sale and purchase of the Closing Shares under this Agreement;

“Closing Accounts” means the accounts prepared in accordance with Part 1 (Rules for Preparation of Closing Accounts) of Schedule 6 (Closing Accounts);

“Closing Cash Consideration” has the meaning given in Clause 4.2;

“Closing Consideration” means US$560,000,000 (five hundred and sixty million dollars);

“Closing Date” means 2 January 2019 or such other date as the Parties agree in writing (provided that the Conditions are satisfied at that time);

“Closing Shares” means, in relation to a Seller, those Company Shares set out beside that Seller’s name in Column (C) of Schedule 1 (The Sellers);

“Company” means Small Giant Games Oy, further details of which are set out in Schedule 2 (The Company);

EMEA 119924213	3

“Company Bookings” means the Company’s revenue bookings as determined on the basis of accounting policies and principles consistent with the principles applied by the Company to determine revenue prior to Effective Time (as further described in Part 4 (Revenue and Cost Booking) of Schedule 8 (Step-In Consideration). The Company Bookings shall be calculated as specified in Part 4 (Revenue and Cost Booking) of Schedule 8 (Step-In Consideration) and in accordance with the Applicable Accounting Standards;

“Company Documents” has the meaning given in paragraph 1.4, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Company EBITDA” means the EBITDA of the Company as determined on the basis of accounting policies and principles consistent with the principles applied by the Company to determine EBITDA prior to the Effective Time (as further described in Part 3 (Company EBITDA Calculation Format) of Schedule 8 (Step-In Consideration)), specifically including amounts attributable to the operations of the Company (consisting of Company Bookings, cost of sales and operating expenses, but not the impact of the change in the Company’s deferred revenue which is included in the Purchaser’s “Adjusted EBITDA” for external reporting purposes). The Company EBITDA shall be calculated as specified in Part 3 (Company EBITDA Calculation Format) of Schedule 8 (Step-In Consideration) and in accordance with the Applicable Accounting Standards;

“Company EBITDA Margin” means, for the relevant Step-In Period, the Company’s EBITDA divided by the Company Bookings for that Step-In Period;

“Company IT Assets” means all Software, databases (for clarity, excluding any data contained in such databases), servers, computers, Hardware, networks, routers, and other information technology or communication equipment used in, and which are material to the operation of, the Business;

“Company Shares” means all the issued and outstanding 224,008 shares, divided in three share classes, of the Company as at the date of this Agreement, together with all issued and allocated option rights (whether vested or unvested), convertible securities or any other rights to acquire shares (or interests in shares) in the Company;

“Conditions” means the conditions referred to in Clause 3.3;

“Connected Person” means, in relation to an Undertaking:

(a)      any other person who has Control of that Undertaking (a “Controlling Person”);

(b)      any Controlling Person’s own spouse or civil partner, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children, of that Controlling Person and their respective spouses or civil partners (together, the “Controlling Person’s Family”);

(c)      any trust established by or for the benefit of a Controlling Person or a member of a Controlling Person’s Family;

(d)      any Undertaking in whose equity shares or partnership interests a Controlling Person and/or one or more members of a Controlling Person’s Family are, taken together, able to exercise or control the exercise of at least 20  per cent (20%) of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(e)      any Undertaking whose directors or equivalent officers are bound to act in accordance with the directions or instructions of a Controlling Person and/or any one or more members of a Controlling Person’s Family;

EMEA 119924213	4

(f)      any Undertaking (other than the Company) of which a Controlling Person or a member of a Controlling Person’s Family is a director or equivalent officer; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

“Consideration” means the Closing Consideration and the Step-In Considerations;

“Continuing Provisions” means Clause 1 (Interpretation), Clause 15 and Schedule 5 (Sellers’ Limitations on Liability), Clause 20 (Confidentiality), Clause 21 (Announcements), Clause 22 (No Assignment ), Clause 24 (Entire Agreement), Clause 25 (Severance and Validity), Clause 26 (Variations), Clause 27 (Remedies and Waivers), Clause 29 (Third Party Rights), Clause 30 (Payments), Clause 31 (Costs and Expenses), Clause 32 (Default Interest), Clause 33 (Notices), Clause 36 (Governing Law and Jurisdiction) and Clause 37 (Sellers’ Representative), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 7.9 without limit in time;

“Control” means, in relation to a person:

(a)      holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or

(b)      having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or

(c)      having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

(d)      having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes; and

(i)      the terms “Controlling”, “Control”, and “Controlled” shall be construed accordingly; and

(ii)      any two or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;

“Controller” the entity which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data;

“Data Protection Laws” means the laws applicable to the Processing of Personal Data, including, but not limited to, Regulation (EU) 2016/679, EU Directives 2002/58/EC and 2009/136/EC (each Directive as implemented into the national laws of EU Member States), each to the extent in force, implemented, and applicable on or prior to the date of this Agreement;

“Data Room” means the electronic Project Stronghold data room facility hosted by Merrill Corporation comprising the actual copies of documents and other information relating to the Business and the Company made available to the Purchaser’s Group and its advisers, as itemised in the data room index in the agreed terms;

“Data Subject” means a natural person who is the subject of the relevant Personal Data;

“Debt” means, as specified in the Closing Accounts, without duplication, the aggregate of:

(a)      all borrowings, and indebtedness in the nature of borrowings, of the Company (including by way of loan stocks, bonds, debentures, notes, commercial paper or finance leases)

EMEA 119924213	5

owed to any banking, financial, acceptance credit, lending or other similar institution or organisation (including (i) loans from Business Finland and (ii) grants from Business Finland to the extent applicable in accordance with, and subject to, Clause 17.2);

(b)      all Change of Control Payments;

(c)      all Expenses;

(d)      any additional current liabilities of the Company excluding the items set out in (a) to (c) above); and

(e)      any accrued and outstanding interest thereon;

“Deliverables” has the meaning given in Clause 7.4;

“Disclosed” means fairly disclosed in the Disclosure Letter in such manner and such detail to enable a professional purchaser to make a reasonably informed assessment of the relevant matter, fact or circumstance disclosed;

“Disclosed Plans” has the meaning given in paragraph 23, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Disclosure Letter” means the letter of this Agreement’s date from the Management Sellers (on behalf of the Sellers) to the Purchaser, in the agreed terms, and delivered to the Purchaser before the execution of this Agreement;

“Distribution Platforms” has the meaning given in paragraph 6.2, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Documents” has the meaning given in paragraph 1.3, Part 1 (Sellers’ Fundamental Warranties) of Schedule 4 (Warranties);

“Draft Closing Accounts” has the meaning given in paragraph 1.1, Part 3 (Preparation, Delivery and Agreement) of Schedule 6 (Closing Accounts);

“Draft Step-In Accounts” has the meaning given in paragraph 1, Part 2 (Preparation, Delivery and Agreement of Step-In Accounts) of Schedule 8 (Step-In Consideration);

“Effective Time” means 00.00.01 am (Pacific Time) on 1 January 2019;

“Employees” means the employees, directors, officers and workers of the Company;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre‑emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Escrow Account” means the deposit account to be opened in the name of the Purchaser with the Escrow Agent in Luxembourg and operated in accordance with the Escrow Agreement;

“Escrow Agent” means JP Morgan Chase Bank Luxembourg S.A. to be appointed under the Escrow Agreement;

“Escrow Agreement” means the escrow agreement, in the agreed terms, to be entered into on or around the date of this Agreement between the Escrow Agent, the Purchaser and the Sellers’ Representative;

“Escrow Amount” means the sum of US$30,000,000 (thirty million dollars) deposited on the Escrow Account;

EMEA 119924213	6

“Escrow Period” has the meaning given in Part 2 (Payments from the Escrow Account) of Schedule 10 (Escrow Account);

“Estimated Cash” means US$[***];

“Estimated Debt” means US$[***];

“Exchange Act” has the meaning given in Clause 10.2(h);

“Exchange Rate” has the meaning given in Clause 1.13;

“Expenses” means (i) any termination, balloon or similar payments resulting from early termination of contracts or outstanding debt; (ii) any payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company; (iii) any amounts which are the liability of the Company in respect of any Taxes resulting from the cash out of share options and other compensatory payments of the employees of the Company; and (iv) any premiums and other amounts payable to obtain reasonable tail coverage under the Company’s existing directors and officers’ insurance policy, in each case of (i) – (iv) which remain unpaid as at the Effective Time and that become payable as a result of the transactions contemplated by this Agreement, as well as (v) all fees, costs and expenses, including without limitation, all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the preparation of and discussions regarding the Term Sheet, and the negotiation, execution and delivery of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated under this Agreement which are the liability of the Company and remain unpaid as at the Effective Time (in each case excluding any salaries, remunerations and reimbursement of costs and expenses paid to the Employees in accordance with their terms of employment, engagement or service with the Company or any existing remuneration or reimbursement policy of the Company, and any contributions related thereto which are not otherwise accounted as a Change of Control Payment);

“Expert” has the meaning given in paragraph 2.1, Part 3 (Preparation, Delivery and Agreement) of Schedule 6 (Closing Accounts);

“FCA” means the Finnish Companies Act (624/2006, as amended);

“First Step-In Period” means the period commencing as of immediately after the Effective Time and ending on 31 December 2019;

“Fundamental Operational Warranties” means the Warranties set out in paragraphs 1.1, 1.2, 1.4 and 1.6 (Company Incorporation and Authority; Company Shares), paragraph 5 (Broker and Finders Fees), paragraph 17.14 (Ownership of Core IP used in the Game) and paragraph 25.1 (Taxation), in each case of Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Fundamental Operational Warranty Claim” means any claim for breach of a Sellers’ Fundamental Operational Warranties.

“Games” means (a) the following games, including their gameplay and each part or element of them, in any form, format or version: Empires & Puzzles, Oddwings Escape, and Rope Racers; (b) the current names of the games listed under (a); and (c) all concepts and materials (existing or under development) for future development of the games listed under (a) or for future games based on the same or similar concepts or gameplays as the games listed under (a);

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body;

EMEA 119924213	7

“Hardware” means any and all computers, telecommunications and network equipment; (but expressly not including Software);

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent;

“HQ” has the meaning given in paragraph 21.1, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Inbound IP Contracts” has the meaning given in paragraph 17.23, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Indemnity Claim” means any claim under the Tax Indemnity;

“Independent Accountant” means PricewaterhouseCoopers;

“Initial Consideration” has the meaning given in Clause 4.1;

“Intellectual Property Rights” means (i) patents, all reissues, divisionals, renewals, extensions, continuations and continuations in part thereof, rights in inventions and invention disclosures, utility models, (ii) trademarks, service marks, trade and business names, trade dress, rights in get-up, the goodwill relating to the foregoing, rights in and to Internet domain names, (iii) design rights, (iv) copyright and neighbouring rights (including rights in Software), (v) database rights and semiconductor typography rights, (vi) rights in proprietary trade secrets, confidential know-how and confidential information and (vii) any other intellectual property rights or industrial property rights or proprietary rights equivalent or similar to the foregoing which may subsist, in each case of (i) through (vii) in any part of the world and whether or not registered, issued or granted, or subject to a pending application for registration;

“Interest Rate” means the United States prime rate as reported by the Wall Street Journal (it being understood that the Interest Rate shall in no event be less than 5%), calculated and compounded quarterly;

“IP Contracts” has the meaning given to it in paragraph 17.25, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“IT Contracts” means all written agreements relating to any of the Company IT Assets or under which any third party provides or is obliged to provide any element of, or services relating to, any of the Company IT Assets;

“Key Managers” means each of the Management Sellers and [***];

“Key Employee” means each of the Key Managers and [***].

“Licences” has the meaning given in paragraph 10.1, Part 3 of Schedule 4 (Warranties);

“Long Stop Date” means 31 March 2019 or such other date as the Parties may agree in writing;

“Loss” or “Losses” means any losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses including, in each case, all related Taxes;

“Management Accounts” means the unaudited balance sheet of the Company as at 30 November 2018 and the unaudited profit and loss account of the Company for the period

EMEA 119924213	8

ended on such date attached hereto as Part 2 (Management Accounts) to Schedule 11 (Accounts);

“Management Sellers” means each of [***];

“Managing Director” means the managing director (Fi. toimitusjohtaja) of the Company;

“Material Purchaser Breach” has the meaning given in Clause 9.4;

“NASDAQ” has the meaning given in Clause 10.2(i);

“Non‑Acceptance Notice” has the meaning given in paragraph 1.2(b), Part 3 (Preparation, Delivery and Agreement) of Schedule 6 (Closing Accounts);

“Notice” has the meaning given in Clause 33.1;

“OFAC” has the meaning given in paragraph 9.4, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Open Source Code” (a) means any software (including libraries) that requires as a condition of its use, modification or distribution that it, or other software incorporated into it, linked with it, distributed with it, or derived from it, be disclosed, licensed or distributed in source code form or  be licensed or redistributable at no charge or for the purpose of making modifications or derivative works; or (b) any and all software (including libraries) licensed under the GNU General Public License (GPL), the GNU Lesser/Library GPL, the Mozilla Public License, or any other licence listed at www.opensource.org/licenses;

“Operating Plan” has the meaning given in Clause 11.3;

“Option Transfer Agreement” means the option transfer agreement, as applicable, in the agreed terms, to be entered into at each of the Step-In Closings between each relevant Seller and the Purchaser;

“Outbound IP Contracts” has the meaning given in paragraph 17.25, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)      holds a majority of the voting rights in the Undertaking; or

(b)      is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors; or

(c)      has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or

(d)      is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, the Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Paying Agent” means Acquiom Financial LLC;

EMEA 119924213	9

“Paying Agent Agreement” means the paying agent agreement, in the agreed terms, to be entered into on or around the date of this Agreement between the Paying Agent and the Sellers’ Representative;

“Paying Agent’s Account” means the account held to the benefit of the Sellers in accordance with the Paying Agent Agreement;

“Pension Benefits” has the meaning given in paragraph 23, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person;

“Piggyback Registration” has the meaning given in Clause 10.2(m);

“Platform Agreements” has the meaning given in paragraph 6.2, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Premises” has the meaning given in paragraph 21.1, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Prior Agreement” means the shareholders agreement, dated [***], pertaining to the Company, and any other possible shareholders agreements or minority shareholders agreements pertaining to the Company entered into prior to this Agreement;

“Privacy and Data Security Policies” means: (1) all of the written privacy policies and procedures of the Company; and (2) all of the written policies and procedures of the Company relating to data security, in each case that have been adopted and implemented at any time on or prior to the date of this Agreement and that are valid on the date of this Agreement;

“Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column (B) of Schedule 1 (The Sellers);

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction;

“Processor” means any person or entity that Processes Personal Data on behalf of a Controller (other than an employee of the Controller);

“Purchaser” has the meaning given in the preamble of this Agreement;

“Purchaser Reports” has the meaning given in Clause 10.2(g);

“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Closing, the Company);

“Purchaser’s Lawyers” means White & Case LLP;

“Registered Business IP Right” means any Intellectual Property Right that is the subject matter of a grant, issuance or registration, or of an application for any of the foregoing, and in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise), excluding the Business Domain Names;

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“Registration Statement” has the meaning given in Clause 10.2(m);

“Regulation D” means Rules 500 - 507 promulgated under the Securities Act;

“Regulation S” means Rules 901 - 905 promulgated under the Securities Act;

“Related Persons” has the meaning given in Clause 24.4;

“Relevant Claim” has the meaning given in Part 2 (Payments from the Escrow Account) of Schedule 10 (Escrow Account);

“Relevant Party’s Group” means in relation to the Purchaser, the Purchaser’s Group; in relation to a Seller, the Sellers and their Related Persons;

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule;

“Schemes” has the meaning given in paragraph 22.3, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“SEC” has the meaning given in Clause 10.2(g);

“Second Step-In Period” means the period commencing on 1 January 2020 and ending on 31 December 2020;

“Securities Act” has the meaning given in Part 2 (Sellers’ Investment Warranties) of Schedule 4 (Warranties);

“Sellers” has the meaning given in the preamble of this Agreement;

“Sellers’ Fundamental Warranties” means the Warranties set out in Part 1 (Sellers’ Fundamental Warranties) of Schedule 4 (Warranties);

“Sellers’ Fundamental Warranty Claim” means any claim for breach of a Sellers’ Fundamental Warranty;

“Sellers’ Investment Warranties” means the Warranties set out in Part 2 (Sellers’ Investment Warranties) of Schedule 4 (Warranties);

“Sellers’ Knowledge” means the knowledge of the Management Sellers;

“Sellers’ Lawyers” means Avance Attorneys Ltd;

“Sellers’ Operational Warranties” means the Warranties set out in Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

“Sellers’ Operational Warranty Claim” means any claim for breach of a Sellers’ Operational Warranty;

“Sellers’ Representative” means Timo Soininen in accordance with Clause 37 (Sellers’ Representative);

“Share Transfer Agreement” means the share transfer agreement, as applicable, in the agreed terms, to be entered into at each of the Step-In Closings between each relevant Seller and the Purchaser;

“Software” means any and all (i) computer code and computer programs, including all application programming interfaces (APIs), whether in source code, object code or other form and (ii) electronic databases (excluding any data, including Personal Data, contained in such databases) and (iii) algorithms and source code annotations;

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“Source Code” means the software programming code (including flash .swf source code, C++ server source code and JAVA source code) expressed in human readable language;

“Step-In Accounts” means the statements of Company Bookings, Company EBITDA and Company EBITDA Margin for the accounting reference periods ending on the last day of each of the First Step-In Period, Second Step-In Period and Third Step-In Period, as determined in accordance with Applicable Accounting Standards and the provisions set out in Schedule 8 (Step-In Consideration);

“Step-In Closings” means each of the Step-In Year One Closing, the Step-In Year Two Closing, and the Step-In Year Three Closing;

“Step-In Consideration” means each of the Step-In Year One Closing Consideration, the Step-In Year Two Closing Consideration, and the Step-In Year Three Closing Consideration;

“Step-In Covenants” has the meaning given in Schedule 9 (Step-In Covenants);

“Step-In Deliverables” has the meaning given in Clause 8.6;

“Step-In Period” means the First Step-In Period, the Second Step-In Period or the Third Step-In Period, as applicable;

“Step-In Shares” means the Step-In Year One Closing Shares, the Step-In Year Two Closing Shares, and the Step-In Year Three Closing Shares;

“Step-In Year One Closing” means the closing of the sale and purchase of the Step-In Year One Closing Shares;

“Step-In Year One Closing Consideration” has the meaning given in Clause 5.2;

“Step-In Year One Closing Date” has the meaning given in Clause 8.1;

“Step-In Year One Closing Shares” means, in relation to a Seller, those Company Shares set out beside that Seller’s name in Column (F) of Schedule 1 (The Sellers);

“Step-In Year One EBITDA Threshold” has the meaning given in Clause 5.3(a)(i);

“Step-In Year One Multiple” shall be determined in accordance with Clause 5.3;

“Step-In Year One Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column (G) of Schedule 1 (The Sellers);

“Step-In Year Three Closing” means the closing of the sale and purchase of the Step-In Year Three Closing Shares;

“Step-In Year Three Closing Consideration” has the meaning given in Clause 5.6;

“Step-In Year Three Closing Date” has the meaning given in Clause 8.3;

“Step-In Year Three Closing Shares” means, in relation to a Seller, those Company Shares set out beside that Seller’s name in Column (J) of Schedule 1 (The Sellers);

“Step-In Year Three EBITDA Threshold” has the meaning given in Clause 5.7(a)(i);

“Step-In Year Three Multiple” shall be determined in accordance with Clause 5.7;

“Step-In Year Three Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column (K) of Schedule 1 (The Sellers);

“Step-In Year Two Closing” means the closing of the sale and purchase of the Step-In Year Two Closing Shares;

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“Step-In Year Two Closing Consideration” has the meaning given in Clause 5.4;

“Step-In Year Two Closing Date” has the meaning given in Clause 8.2;

“Step-In Year Two Closing Shares” means, in relation to a Seller, those Company Shares set out beside that Seller’s name in Column (H) of Schedule 1 (The Sellers);

“Step-In Year Two EBITDA Threshold” has the meaning given in Clause 5.5(a)(i);

“Step-In Year Two Multiple” shall be determined in accordance with Clause 5.5;

“Step-In Year Two Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column (I) of Schedule 1 (The Sellers);

“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;

“subsidiary” means, with respect to any person (the “parent”) at any date, any entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with U.S. GAAP as of such date, as well as any other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held;

“Subsidiary” means any subsidiary of the Purchaser;

“Tax” or “Taxation” means and includes all forms of, direct and indirect, taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of Finland or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Tax Claim” means any Tax Indemnity Claim or Tax Warranty Claim;

“Tax Indemnity” means the tax indemnity set out in Clause 14 (Tax Indemnity);

“Tax Indemnity Claim” means any claim by the Purchaser under the Tax Indemnity;

“Tax Warranties” means the Warranties set out in paragraph 25 of Schedule 4 (Warranties);

“Tax Warranty Claim” means any claim for breach of a Tax Warranty;

“Taxation Authority” means any governmental or other authority competent to impose Taxation whether in Finland or elsewhere;

“Term Sheet” means the term sheet entered into between Zynga Inc., the Company, EQT Ventures Investments S.à r.l., Creandum III, L.P., Spintop Investments Partners II AB, and the Management Sellers, dated [***], pertaining to the transactions contemplated in this Agreement;

“Third Party Claim” has the meaning given in Clause 3.1 of Schedule 5 (Sellers’ Limitations on Liability);

“Third Step-In Period” means the period commencing on 1 January 2021 and ending on 31 December 2021;

“Trade Control Laws” has the meaning given in paragraph 9.3, Part 3 (Sellers’ Operational Warranties) of Schedule 4 (Warranties);

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“Transaction Documents” means this Agreement, the Disclosure Letter, the Escrow Agreement, the Share Transfer Agreements and the Option Transfer Agreements;

“Transfer” means any direct or indirect sale, offer to sell, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien or, placement in trust (voting or otherwise), encumbrance or other disposition to any person, including by way of spin-off (such as through a dividend), hedging, or derivative transactions or otherwise. The term “Transferable” or other similar words have correlative meanings to “Transfer”;

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the Purchaser’s transfer agent for the Zynga Stock;

“Transfer Taxes” has the meaning given in Clause 31.2;

“Trigger Event” has the meaning given in Schedule 9 (Step-In Covenants);

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect as of the applicable date of determination;

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“Warranties” means the warranties referred to in Clause 12 (Sellers’ Warranties) and set out in Schedule 4 (Warranties);

“Warranty Claim” means any claim for breach of Warranty;

“Zynga Stock” means the Zynga Inc. Class A common stock, par value $0.00000625 per share; and

“Zynga Stock Consideration” has the meaning given in Clause 4.2(c).

1.2      The expression “in the agreed terms” or “agreed form” means in the form agreed between the Purchaser and the Sellers’ Representative and initialled, as applicable, for the purposes of identification by or on behalf of the Purchaser and the Sellers’ Representative.

1.3      Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form (excluding, for the avoidance of doubt, email).

1.4      References to “include” or “including” are to be construed without limitation.

1.5      References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6      References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7      References to “$” or “US$” are to United States dollars, the lawful currency of the United States of America from time to time. References to “€” or “EUR” are to Euros, the lawful currency of certain member states of the European Union.

1.8      The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9      Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10      References to Clauses, paragraphs and Schedules are to Clauses and paragraphs of, and schedules to, this Agreement.  The Schedules form part of this Agreement.

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1.11      References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12      References to any Finnish legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Finland, be deemed to include what most nearly approximates in that jurisdiction to the Finnish legal term.

1.13      All payments required in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in a currency other than US$, an amount in a currency other than US$ shall be converted into US$ on a particular date at an exchange rate equal to the mid‑point closing rate for converting that currency into US$ on the immediately preceding Business Day as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid‑point closing rate quoted by Barclays Bank PLC in London) (the “Exchange Rate”). In relation to a Warranty Claim or an Indemnity Claim, the date of such conversion shall be the date of receipt of written notice of that claim in accordance with Schedule 5 (Sellers’ Limitations on Liability).

1.14      The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Company during the 12 months preceding the date of this Agreement, consistent in all material respects (including nature and scope) with the prior practice of the Company.

1.15      Unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers are given and entered into by them severally.

1.16      This Agreement shall be binding on and be for the benefit of the successors and permitted assignees of the Parties.

2.      Sale and Purchase

2.1      At Closing, the Purchaser shall purchase the Closing Shares with all rights attaching to them as at the Closing and each of the relevant Sellers shall transfer full legal and beneficial title to its Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.2      At the Step-In Year One Closing, the Purchaser shall purchase the Step-In Year One Closing Shares with all rights attaching to them as at the Step-In Year One Closing Date and each of the relevant Sellers shall transfer full legal and beneficial title to its Step-In Year One Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.3      At the Step-In Year Two Closing, the Purchaser shall purchase the Step-In Year Two Closing Shares with all rights attaching to them as at the Step-In Year Two Closing Date and each of the relevant Sellers shall transfer full legal and beneficial title to its Step-In Year Two Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.4      At the Step-In Year Three Closing, the Purchaser shall purchase the Step-In Year Three Closing Shares with all rights attaching to them as at the Step-In Year Three Closing Date and each of the relevant Sellers shall transfer full legal and beneficial title to its Step-In Year Three Closing Shares to the Purchaser free from all Encumbrances on the terms of this Agreement.

2.5      Each of the Sellers hereby waives any restrictions on transfer (including all pre‑emption rights) which may exist in relation to the Company Shares at Closing and at each of the Step-In Closings.

2.6      The Purchaser shall not be obliged to complete the purchase of any of the:

EMEA 119924213	15

(a)      Closing Shares unless the purchase of all of the Closing Shares is completed simultaneously at Closing;

(b)      Step-In Year One Closing Shares unless the purchase of all of the Step-In Year One Closing Shares is completed simultaneously on Step-In Year One Closing;

(c)      Step-In Year Two Closing Shares unless the purchase of all of the Step-In Year Two Closing Shares is completed simultaneously on Step-In Year Two Closing; and

(d)      Step-In Year Three Closing Shares unless the purchase of all of the Step-In Year Three Closing Shares is completed simultaneously on Step-In Year Three Closing,

in each case in accordance with the terms of this Agreement.

3.      Conditions

3.1      The obligation of the Purchaser to complete the sale and purchase of the Closing Shares is conditional only upon there not having occurred a material breach of the Sellers’ covenants relating to the period prior to the Closing (unless such breach is capable of being remedied and is actually remedied within 10 days from the Purchaser’s written notice thereof).

3.2      The obligation of the Sellers to complete the sale and purchase of the Closing Shares is conditional only upon there not having occurred a material breach of the Purchaser’s  covenants relating to the period prior to the Closing (unless such breach is capable of being remedied and is actually remedied within 10 days from the Sellers’ Representative’s written notice thereof).

3.3      The conditions referred to in Clauses 3.1 and 3.2 together the “Conditions”.

3.4      For the avoidance of doubt, the Step-In Closings are not subject to any conditions.

4.      Consideration

4.1      The overall consideration for the sale of the Closing Shares shall be the payment by the Purchaser to the relevant Sellers (subject to and in accordance with the terms of this Agreement) of an aggregate amount equal to:

(a)      US$560,000,000 (five hundred and sixty million dollars);

(b)      plus the Estimated Cash;

(c)      less the Estimated Debt,

(together, the “Initial Consideration”), as subsequently increased or decreased (as the case may be) by any Adjustment Payment made in accordance with Part 2 (Settlement of Adjustments) of Schedule 7 (Post-Closing Financial Adjustments).

4.2      At Closing, the Purchaser shall make the following payments:

(a)      to the Paying Agent, US$333,549,846 (the “Closing Cash Consideration”, receipt by the Paying Agent of said sum constituting satisfaction of the amounts due to the relevant Seller as set out against their name in column (D) of Schedule 1 (The Sellers), and being the amount equal to:

(i)      the Initial Consideration; less,

(ii)      US$230,936,975 being an amount equal to the agreed value of the Zynga Stock Consideration; and less,

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(iii)      the Escrow Amount (each Seller’s contribution to the Escrow Amount is set out against their name in column (D) of Schedule 1 (The Sellers)),

(b)      to the Escrow Account, an amount equal to the Escrow Amount; and

(c)      to the relevant Sellers, the Zynga Stock as set out against their names in column (E) of Schedule 1 (The Sellers) (the “Zynga Stock Consideration”, constituting satisfaction of the amount of Zynga Stock due to the relevant Seller as set out against their name in column (E) of Schedule 1 (The Sellers)).

4.3      At Step-In Year One Closing, the Purchaser shall pay such amounts for the Step-In Year One Closing Shares in cash to the relevant Sellers as determined in accordance with Clause 5.2.

4.4      At Step-In Year Two Closing, the Purchaser shall pay such amounts for the Step-In Year Two Closing Shares in cash to the relevant Sellers as determined in accordance with Clause 5.4.

4.5      At Step-In Year Three Closing, the Purchaser shall pay such amounts for the Step-In Year Three Closing Shares in cash to the relevant Sellers as determined in accordance with Clause 5.6.

4.6      Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 10 (Escrow Account).

4.7      The Parties shall prepare the Closing Accounts and make the Adjustment Payments in cash in accordance with the provisions of Schedule 6 (Closing Accounts) and Schedule 7 (Post-Closing Financial Adjustments) respectively.

4.8      All payments of Consideration (to the extent payable in cash) shall be made by the Purchaser in US$ by no later than 10:00 a.m. Pacific Time on each of the Closing Date and the dates of the Step-In Closings.

5.      Step-In Consideration

5.1      For the avoidance of doubt, the payment of the Step-In Consideration to the relevant Sellers shall not be conditional or dependent upon whether any Seller who is an Employee of the Company continues or ceases to be employed by the Company or the Purchaser following Closing.

Step-In Year One Closing Consideration

5.2      The Purchaser shall pay to the Paying Agent’s Account (for the benefit of the relevant Sellers identified in Schedule 1 (The Sellers)) as consideration for the Step-In Year One Closing Shares, an aggregate amount in cash equal to (“Step-In Year One Closing Consideration”):

(a)      the Company EBITDA for the First Step-In Period; multiplied by,

(b)      the Step-In Year One Multiple (as determined in accordance with Clause 5.3 below), multiplied by;

(c)      six-and-two-thirds per cent.

5.3      The Step-In Year One Multiple shall be calculated as follows:

(a)      The Step-In Year One Multiple shall be [***] if:

(i)      the Company EBITDA for the First Step-In Period is equal to or exceeds an amount of US$[***] (“Step-In Year One EBITDA Threshold”); and

(ii)      the Company EBITDA Margin for the First Step-In Period is equal to or exceeds [***].

(b)      The Step-In Year One Multiple shall be [***] if:

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(i)      the Company EBITDA for the First Step-In Period is less than the Step-In Year One EBITDA Threshold; and

(ii)      the Company EBITDA Margin for the First Step-In Period is equal to or exceeds [***]; and

(c)      If the Company EBITDA Margin for the First Step-In Period is less than [***], the Step-In Year One Multiple shall be equal to:

(i)      [***]; multiplied by;

(ii)      the Company EBITDA Margin for the First Step-In Period; divided by;

(iii)      [***].

Step-In Year Two Closing Consideration

5.4      The Purchaser shall pay to the Paying Agent’s Account (for the benefit of the relevant Sellers identified in Schedule 1 (The Sellers)) as consideration for the Step-In Year Two Closing Shares, an aggregate amount in cash equal to (“Step-In Year Two Closing Consideration”):

(a)      the Company EBITDA for the Second Step-In Period, multiplied by;

(b)      the Step-In Year Two Multiple (as determined in accordance with Clause 5.5 below), multiplied by;

(c)      six-and-two-thirds per cent.

5.5      The Step-In Year Two Multiple shall be calculated as follows:

(a)      The Step-In Year Two Multiple shall be [***] if:

(i)      the Company EBITDA for the Second Step-In Period is equal to or exceeds an amount of US$[***] (“Step-In Year Two EBITDA Threshold”); and

(ii)      the Company EBITDA Margin for the Second Step-In Period is equal to or exceeds [***];

(b)      The Step-In Year Two Multiple shall be [***] if:

(i)      the Company EBITDA for the Second Step-In Period is less than the Step-In Year Two EBITDA Threshold; and

(ii)      the Company EBITDA Margin for the Second Step-In Period is equal to or exceeds [***]; and

(c)      If the Company EBITDA for the Second Step-In Period is less than [***], the Step-In Year Two Multiple shall be equal to:

(i)      [***], multiplied by;

(ii)      the Company EBITDA Margin for the Second Step-In Period, divided by;

(iii)      [***].

Step-In Year Three Closing Consideration

5.6      The Purchaser shall pay to the Paying Agent’s Account (for the benefit of the relevant Sellers identified in Schedule 1 (The Sellers)) as consideration for the Step-In Year Three Closing Shares, an aggregate amount in cash equal to (“Step-In Year Three Closing Consideration”):

(a)      the Company EBITDA for the Third Step-In Period, multiplied by;

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(b)      the Step-In Year Three Multiple (as determined in accordance with Clause 5.7 below), multiplied by;

(c)      six-and-two-thirds per cent.

5.7      The Step-In Year Three Multiple shall be calculated as follows:

(a)      The Step-In Year Three Multiple shall be [***] if:

(i)      the Company EBITDA for the Third Step-In Period is equal to or exceeds an amount of US$[***] (“Step-In Year Three EBITDA Threshold”); and

(ii)      the Company EBITDA Margin for the Third Step-In Period is equal to or exceeds [***];

(b)      The Step-In Year Three Multiple shall be [***] if:

(i)      the Company EBITDA for the Third Step-In Period is less than the Step-In Year Three EBITDA Threshold; and

(ii)      the Company EBITDA Margin for the Third Step-In Period is equal to or exceeds [***]; and

(c)      If the Company EBITDA for the Third Step-In Period is less than [***], the Step-In Year Three Multiple shall be equal to:

(i)      [***], multiplied by,

(ii)      the Company EBITDA Margin for the Third Step-In Period, divided by,

(iii)      [***].

5.8      If the Company EBITDA for the relevant Step-In Period is a negative number, then the Step-In Consideration payable by the Purchaser with respect to that relevant corresponding Step-In Period shall be US$0.01 (USD one cent).

5.9      Payments due pursuant to this Clause 5 (Step-In Consideration) shall be paid in accordance with Schedule 8 (Step-In Consideration).

5.10      The Parties agree that the Purchaser shall not be entitled to set-off or defer any payments due to indemnification or other claims under this Agreement against the Step-In Year One Closing Consideration, the Step-In Year Two Closing Consideration or the Step-In Year Three Closing Consideration unless such claim has been mutually agreed or settled by a competent arbitration tribunal and an indemnification amount is due and payable.

6.      Escrow

6.1      The Parties undertake to comply with the provisions of Schedule 10 (Escrow Account).

6.2      Column (D) of Schedule 1 (The Sellers) sets forth the USD amount each of the Sellers shall contribute, respectively, to the Escrow Amount, such amount forming a part of their Closing Cash Consideration. For the avoidance of doubt, the Escrow Amount shall be paid by the Purchaser in accordance with Clause 4.2(a)(iii).

6.3      The Parties acknowledge and agree that amounts shall only be deducted from the Escrow Account in accordance with Schedule 10 (Escrow Account) in order to satisfy claims against the Sellers under this Agreement, as specified below:

(i)      for a breach of any of the Sellers’ Operational Warranties;

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(ii)      under the Tax Indemnity;

(iii)      for a breach of covenant under this Agreement (save where a breach of covenant is made only by a specific Seller(s), in which case only such Seller(s) shall be responsible for such indemnification and only such Seller’s Pro Rata Portion of the Escrow Amount may be deducted); and

(iv)      for a claim in respect of fraud, intentional misrepresentations or wilful breach by the Sellers (save where only a specific Seller committed or had knowledge of such fraud, intentional misrepresentations or wilful breach, in which case only such Seller shall be responsible for such indemnification and only such Seller’s Pro Rata Portion of the Escrow Amount may be deducted).

6.4      Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 10 (Escrow Account); in particular, payments shall only be made out of the Escrow Account once a claim has been settled or agreed in accordance with paragraph 6, Part 2 (Payments from the Escrow Account) of Schedule 10 (Escrow Account).

7.      Closing

7.1      Subject to the Conditions being satisfied at that time, Closing shall take place at 2:00 p.m (Helsinki Time) on the Closing Date, at the offices of the Purchaser’s Lawyers or at such other place as is agreed in writing by the Sellers’ Representative and Purchaser.

7.2      Upon execution of this Agreement and/or at Closing (as applicable), the Sellers shall undertake those actions listed in Part 1 (Sellers’ Signing and Closing Obligations) of Schedule 3 (Signing and Closing Arrangements).

7.3      Upon execution of this Agreement and/or at Closing (as applicable), the Purchaser shall undertake those actions listed in Part 2 (Purchaser’s Signing and Closing Obligations) of Schedule 3 (Signing and Closing Arrangements).

7.4      The Parties agree that all certificates, documents and the Consideration deliverable on Closing to any Party, or the Purchaser’s Lawyers or the Seller’s Lawyers respectively (together the “Deliverables”), shall be held by the Purchaser’s Lawyers or the Seller’s Lawyers (as the case may be) to the order of the person delivering the same until such time as Closing shall have taken place at which such time such Deliverables shall be released immediately to the order of the intended recipient.

7.5      The Parties agree that at Closing, the Prior Agreement terminates and this Agreement serves as the sole agreement by and among the Sellers, the Purchaser and the Company with respect to the governance of the Company and other matters described herein.

7.6      If there is a material breach of Clause 7.2 and Part 1 (Sellers’ Signing and Closing Obligations) of Schedule 3 (Signing and Closing Arrangements) on the Closing Date, the Purchaser shall not be obliged to consummate the Closing and may:

(a)      defer Closing until such breach has been reasonably cured (with the provisions of this Clause 7 (Closing) applying to Closing as so deferred); or

(b)      proceed to Closing as far as practicable (without limiting its rights and remedies under this Agreement) and complete the remaining aspects of the Closing without delay after the breach has been reasonably cured.

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7.7      If there is a material breach of Clause 7.3 and Part 2 (Purchaser’s Signing and Closing Obligations) of Schedule 3 (Signing and Closing Arrangements), on the Closing Date, the Sellers shall not be obliged to consummate the Closing and the Sellers’ Representative may:

(a)      defer Closing until such breach has been reasonably cured (with the provisions of this Clause 7 (Closing) applying to Closing as so deferred) ; or

(b)      proceed to Closing as far as practicable (without limiting the Sellers’ rights and remedies under this Agreement) and complete the remaining aspects of the Closing without delay after the breach has been reasonably cured.

7.8      The payment of the Closing Cash Consideration, the Zynga Stock Consideration and the Escrow Amount in accordance with paragraphs 1, 2 and 3, Section B, Part 2 (Purchaser’s Signing and Closing Obligations) of Schedule 3 (Signing and Closing Arrangements) shall discharge the obligations of the Purchaser under Clause 2 (Sale and Purchase) and Clause 4 (Consideration), in each case pertaining to the payment of the Initial Consideration for the Closing Shares, and the Purchaser shall not be required to concern itself with any subsequent allocation of such amounts between the Sellers.

7.9      If Closing has not occurred by the Long Stop Date, this Agreement shall terminate automatically and on the basis set out in Clause 19 (Termination). A Party having complied with its obligations under this Agreement is not liable for any loss caused by the termination of this Agreement in accordance with this Clause 7.9. Nothing in this Clause 7.9 relieves the breaching Party from liability for any prior breach of its obligations to consummate the Closing hereunder and to comply with Clause 2 or limit the non-breaching Parties’ right to demand specific performance of such obligations by the breaching Party or, in the absence of such specific performance, compensation for loss.

7.10      Each of the Management Sellers undertakes to procure that, in the period between the date of this Agreement and the Closing, the Company is run in all material respects in the ordinary course of business.

8.      Step-In Closings

8.1      Step-In Year One Closing shall take place within twenty (20) Business Days of the final determination of the first Step-In Accounts after the First Step-In Period in accordance with Part 2 of Schedule 8 (Step-In Consideration) as reasonably specified in advance by the Purchaser (the “Step-In Year One Closing Date”) at the offices of the Purchaser’s Lawyers or at such other place as is agreed in writing by the Sellers’ Representative and Purchaser.

8.2      Step-In Year Two Closing shall take place within twenty (20) Business Days of the final determination of the second Step-In Accounts after the Second Step-In Period in accordance with Part 2 of Schedule 8 (Step-In Consideration) as reasonably specified in advance by the Purchaser (the “Step-In Year Two Closing Date”) at the offices of the Purchaser’s Lawyers or at such other place as is agreed in writing by the Sellers’ Representative and Purchaser.

8.3      Step-In Year Three Closing shall take place within twenty (20) Business Days of the final determination of the third Step-In Accounts after the Third Step-In Period in accordance with Part 2 of Schedule 8 (Step-In Consideration) as reasonably specified in advance by the Purchaser (the “Step-In Year Three Closing Date”) at the offices of the Purchaser’s Lawyers or at such other place as is agreed in writing by the Sellers’ Representative and Purchaser.

8.4      At each Step-In Closing, the relevant Sellers shall undertake those actions listed in Part 3 (Sellers’ Step-In Closing Obligations) of Schedule 3 (Signing and Closing Arrangements).

8.5      At each Step-In Closing, the Purchaser shall undertake those actions listed in Part 4 (Purchaser’s Step-In Closing Obligations) of Schedule 3 (Signing and Closing Arrangements).

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8.6      The Parties agree that all certificates, documents and the Step-In Consideration deliverable on the Step-In Closings to any Party, or the Purchaser’s Lawyers or the Seller’s Lawyers respectively (together the “Step-In Deliverables”), shall be held by the Purchaser’s Lawyers or the Seller’s Lawyers (as the case may be) to the order of the person delivering the same until such time as the relevant Step-In Closing shall have taken place at which such time such Step-In Deliverables shall be released immediately to the order of the intended recipient.

8.7      If there is a material breach of Clause 8.4 and Part 3 (Sellers’ Step-In Closing Obligations) of Schedule 3 (Signing and Closing Arrangements) on the relevant Step-In Closing (as applicable) the Purchaser shall not be obliged to complete that Step-In Closing and may:

(a)      defer the relevant Step-In Closing until such breach has been reasonably cured (with the provisions of this Clause 8 (Step-In Closings) applying to Closing as so deferred); or

(b)      proceed to the relevant Step-In Closing as far as practicable (without limiting its rights and remedies under this Agreement) and complete the remaining aspects of the Step-In Closing without delay after the breach has been reasonably cured.

8.8      If there is a material breach of Clause 8.5 and Part 4 (Purchaser’s Step-In Closing Obligations) of Schedule 3 (Signing and Closing Arrangements) on the relevant Step-In Closing (as applicable) the Sellers shall not be obliged to complete that Step-In Closing and the Sellers’ Representative may:

(a)      defer the relevant Step-In Closing until such breach has been reasonably cured (with the provisions of this Clause 8 (Step-In Closings) applying to Closing as so deferred); or

(b)      proceed to the relevant Step-In Closing as far as practicable (without limiting the Sellers’ rights and remedies under this Agreement) and complete the remaining aspects of the Step-In Closing without delay after the breach has been reasonably cured.

8.9      The payment of the relevant Step-In Consideration (as applicable) in accordance with Schedule 3 (Signing and Closing Arrangements) shall discharge the obligations of the Purchaser under Clauses 2 (Sale and Purchase) and 5 (Step-In Consideration), in each case pertaining to the payment of the  Step-In Consideration for the relevant Step-In Shares and the Purchaser shall not be required to concern itself with any subsequent allocation of such amounts between the Sellers.

9.      Minority Shareholders during Step-In Periods

9.1      The Parties agree and acknowledge that as the Prior Agreement terminates at Closing in accordance with Clause 7.5 and the Sellers waive (including with respect to any options and Company Shares issued to the Sellers upon the exercise of options) all their rights under the Prior Agreement in accordance with Clause 27.3, the Sellers acknowledge that each Seller is a minority shareholder and/or minority holder of options in the Company during the Step-In Period.

9.2      The Sellers agree and acknowledge that no Seller shall have any management rights pertaining to the Company if not explicitly provided for in the Agreement or in a separate employment or service agreement.

9.3      The Finnish Companies Act (624/2006, as amended) (the “FCA”) is applied to the Company and it contains certain minority rights which may be applicable to the Sellers during the Step-In Period.

9.4      Subject to there not having occurred a material breach by the Purchaser of Clause 11, the Step-In Covenants or any of its covenants to consummate any of the Step-In Closings and to duly and timely pay the Step-In Consideration (which breach has not been cured (to the extent

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curable) by the Purchaser within thirty (30) days from the receipt of a written notice hereof by the Sellers’ Representative) (a “Material Purchaser Breach”), the Sellers hereby agree that none of the Sellers shall have any of the minority rights provided in the FCA, including but not limited to the following matters:

(a)      pre-emptive right to subscribe for new shares issued by the Company under Chapter 9 of the FCA;

(b)      right to postpone certain matters to be decided by the annual general meeting to an extended annual general meeting held at a later stage under Section 24 of Chapter 5 of the FCA;

(c)      right to demand an extraordinary general meeting to be held under Section 4 of Chapter 5 of the FCA;

(d)      right to request an appointment of an additional auditor under Section 5 of Chapter 7 of the FCA;

(e)      right to demand a special audit under Section 7 of Chapter 7 of the FCA;

(f)      right to demand the Company to make a dividend distribution to shareholders of the Company under Section 7 of Chapter 13 of the FCA, with the Sellers also acknowledging that the Purchaser may, subject to the restrictions in Schedule 9 (Step-In Covenants), decide whether dividends or any other asset distribution is resolved upon during the Step-In Period and whether such asset distribution is directed solely to the Purchaser;

(g)      right to demand a shareholder holding more than nine-tenths of all the issued and outstanding shares to redeem the Company shares held by a minority shareholder under Section 1 of Chapter 18 of the FCA; and

(h)      right to bring a claim against the Company or the Purchaser’s Group by virtue of the minority rights under the FCA.

9.5      At Closing, each Seller who does not sell hundred percent (100%) of their Company Shares at Closing, undertakes to deliver a duly executed power of attorney, in the agreed terms, pertaining to such Company Shares that will be sold to the Purchaser in any of the Step-In Closings, giving the full right to the Purchaser to exercise, at its sole discretion subject to the general principles of the FCA, each Seller’s voting rights in any and all the shareholder meetings, including the annual general meetings and the extraordinary meetings of the shareholders, of the Company during the Step-In Period. Such power of attorney shall be considered revoked upon a Material Purchaser Breach for as long as such Material Purchaser Breach is continuing.

10.      Purchaser’s Warranties and Undertakings

10.1      The Purchaser acknowledges that the Sellers are entering into this Agreement on the basis of and in reliance on the Purchaser warranties set forth herein.

10.2      The Purchaser warrants to the Sellers that each of the following statements is true and correct at the date of this Agreement and, with respect to paragraphs (a), (c), (d) and (f) of this Clause 10.2, each of the Step-In Closings:

(a)      it has been duly incorporated and is validly existing and in good standing under the laws of its place of incorporation and has all requisite power to carry on its business as it is carried on at the date of this Agreement;

(b)      it has the requisite power and authority and all necessary consents and authorisations, including any consents and authorisations required by the rules and regulations of the

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NASDAQ Stock Market (“NASDAQ”), to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party;

(c)      this Agreement and each other Transaction Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it in accordance with their respective terms (assuming that each such Transaction Document has been properly executed by the other parties to it and that their entry into them has been duly authorised by such other parties), except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect;

(d)      the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated by this Agreement and each other Transaction Document to which it is a party, will not (i) violate any provision of its certificate of incorporation, by‑laws or equivalent constitutional documents, (ii) violate any laws or regulations applicable to the Purchaser in any relevant jurisdiction or (iii) violate any order, judgment, decree or decision of any court or governmental authority applicable to the Purchaser in any jurisdiction, except any matters described in clauses (ii) and (iii) above which would not reasonably be expected to have a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole, or would prevent the Purchaser from performing its obligations hereunder;

(e)      there are no agreements (including its certificate of incorporation, by‑laws or other constitutional documents), arrangements or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party;

(f)      the execution, delivery and performance by the Purchaser of its obligations under the Transaction Documents to which it is or will be a party will not require it to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked;

(g)      the statements in paragraph 16 (Insolvency) of Part 3 of Schedule 4 (Warranties) are true and accurate in respect of itself (as if all references to “Company” in said paragraph 16 (Insolvency) were references to the Purchaser);

(h)      the Purchaser has filed or furnished, as applicable, forms, statements, reports and schedules required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act since 31 December 2016 (collectively, the “Purchaser Reports”). Each of the Purchaser Reports, at the time of its filing or being furnished, and if amended or supplemented, at the time of the last such amendment or supplement, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations of the SEC promulgated thereunder applicable to the Purchaser Reports. As of their respective dates (and, if amended, as of the date of the last such amendment), the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

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(i)      the Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ;

(j)      each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports filed with the SEC under the Exchange Act fairly presents in all material respects the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Purchaser Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein;

(k)      neither the Purchaser nor any person acting on its behalf has offered to sell or sold the Zynga Stock comprising the Zynga Stock Consideration (or any other securities of the Purchaser) to any Seller by means of any form of “general solicitation” or “general advertising” (as defined in Regulation D) in the United States or “directed selling efforts” (as defined in Rule 902 of Regulation S);

(l)      with a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which may permit the Sellers to sell the Zynga Stock comprising the Zynga Stock Consideration to the public without registration while a public market exists for the Zynga Stock, as long as the Sellers own Zynga Stock comprising the Zynga Stock Consideration or until the date which is twenty four (24) months from and including the Closing Date, whichever is earlier, the Purchaser shall make available adequate current public information, as those terms are understood and defined in Rule 144, including all reports and other documents required of the Purchaser under the Exchange Act, so long as the Purchaser remains legally obligated to comply with such public reporting requirements and for so long as the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(m)      After the Closing Date and until the six (6) month anniversary date of the Closing Date, whenever the Purchaser proposes to register any of its equity securities on a registration statement (“Registration Statement”) (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering or qualifying the Zynga Stock Consideration for sale to the public), the Purchaser will give written notice at least fifteen (15) days before the anticipated filing date to the Sellers of its intention to effect such a registration and will include in such registration all shares of Zynga Stock comprising the Zynga Stock Consideration held by the Sellers with respect to which the Purchaser has received from the Sellers a written request for inclusion therein within ten (10) days after the date of the Purchaser’s notice (a “Piggyback Registration”). If a Seller has made such a written request, it may withdraw its shares of Zynga Stock comprising the Zynga Stock Consideration from such Piggyback Registration by giving written notice to the Purchaser and the managing underwriter(s), if any, on or before the fifth (5th) day prior to the planned effective date of such Piggyback Registration. The Purchaser may terminate or withdraw any registration under this Clause prior to the effectiveness of such registration, whether or not any Seller has elected to include its shares of Zynga Stock comprising the Zynga Stock Consideration in such registration, and, except for the obligation to pay expenses as described below, the Purchaser will have no liability to any Seller in connection with such termination or withdrawal. The Purchaser may postpone a request for inclusion in a Piggyback Registration from a Seller if the Purchaser in good faith determines that any such Seller participating in the Piggyback Registration is in possession of material non-public information the disclosure of which the Purchaser reasonably believes

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would not be in the best interests of the Purchaser.  If the registration referred to herein is proposed to be underwritten, the Purchaser will so advise the Sellers as a part of the written notice described above. In such event, the right of the Sellers to registration pursuant to this Clause will be conditioned upon such Seller’s participation in such underwriting and the inclusion of such Seller’s shares of Zynga Stock comprising the Zynga Stock Consideration in the underwriting, and any Seller which holds shares of Zynga Stock comprising the Zynga Stock Consideration which are to be sold in such offering will (together with the Purchaser and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such offering by the Purchaser. If a Seller disapproves of the terms of the underwriting, the Seller may elect to withdraw therefrom by written notice to the Purchaser and the managing underwriter(s). The Purchaser will pay all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Purchaser, all independent certified public accountants, underwriters and other persons retained by the Sellers, including the reasonable fees and expenses of one counsel to represent the Sellers selected by the holders of more than 50% of the Zynga Stock Consideration requested to be included in such Piggyback Registration, and all transportation and other expenses incurred by or on behalf of any Seller, the Purchaser or any underwriters, or their representatives, in connection with “roadshow” presentations and the holding of meetings with potential investors to facilitate the distribution and sale of the shares of Zynga Stock comprising the Zynga Stock Consideration pursuant to Piggyback Registration; in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final. If the managing underwriters advise the Purchaser in writing that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, the Purchaser will include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities the Purchaser proposes to sell and (ii) second, the shares of Zynga Stock comprising the Zynga Stock Consideration requested to be included in such registration by any Seller and other securities requested to be included in such registration, pro rata among the holders of shares of Zynga Stock comprising the Zynga Stock Consideration and other securities on the basis of the number of securities owned by each such holder;

(n)      the Purchaser shall cooperate with each Seller to facilitate the timely preparation and delivery of the Zynga Stock comprising the Zynga Stock Consideration to be sold pursuant to Rule 144 free and clear of any restrictive legends and representing such number of shares of Zynga Stock, and registered in such name or names, as the such Seller may reasonably request a reasonable period of time prior to sales of such Zynga Stock pursuant to Rule 144; the Purchaser’s obligation set forth in the previous sentence shall be subject to the delivery, if reasonably requested by the Purchaser or its transfer agent, by counsel to such Seller, in form and substance reasonably satisfactory to the Purchaser and its transfer agent, of an opinion that such legends need not appear on such share;

(o)      the Purchaser shall use commercially reasonable endeavours to file any forms legally required by the Purchaser to be filed in connection with the increase of 5% or more in the number of shares outstanding pursuant to Rule 5250(e)(i) of the Nasdaq listing rules with respect to the Zynga Stock Consideration no later than ten (10) calendar days after the Closing Date;

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(p)      upon the issuance of the Zynga Stock contemplated pursuant to this Agreement, the Zynga Stock comprising the Zynga Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable shares of the Purchaser, and will have been issued in compliance with all applicable federal, state and local securities laws of any applicable jurisdiction;

(q)      the Purchaser shall not register any transfer of the Zynga Stock comprising the Zynga Stock Consideration issued pursuant to Regulation S except in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an exemption from registration except as required by any applicable legal requirement;

(r)      the Purchaser has immediately available on an unconditional basis (subject only to Closing) the necessary cash resources to pay the Closing Cash Consideration, and will have, at the time any payment is due, immediately available on an unconditional basis (subject only to relevant Step-In Closing) the necessary cash resources to pay any Step-In Consideration;

(s)      as at the date of this Agreement, the Purchaser has no intention to make a Warranty Claim against the Sellers based on the circumstances known to the Purchaser as at the date of this Agreement. For the purpose of this Clause 10.2(s), the Purchaser’s knowledge shall mean the actual knowledge of only the following individuals: [***];

(t)      no representation or warranty by Purchaser in this Agreement or in any other Transaction Document or any certificate or other document to be furnished to the Sellers or the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading; and

(u)      the initial press release regarding the transactions contemplated by this Agreement shall be issued by the Purchaser (after consultation with the Company) and thereafter the Company shall consult with the Purchaser prior to making any public announcements with respect to the transactions contemplated by this Agreement, except as may be required by any legal requirement or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any governmental authority.

10.3      The Purchaser undertakes to the Sellers that in the event of a change of Control of the Purchaser, the Purchaser will procure that the terms of this Agreement are upheld in all respects, including the Purchaser’s obligations during the Step-In Period set forth in Clause 11 and the obligations to make payments subject to and in accordance with the terms of this Agreement.

10.4      The Purchaser undertakes to the Sellers that the Zynga Stock Consideration will be issued as of the Closing Date and that evidence thereof will be provided to the Sellers’ Representative as of such date.

10.5      In connection with the Piggyback Registration set forth in Clause 10.2(m), in addition to any other indemnification rights set forth herein:

(a)      The Purchaser shall indemnify, to the extent permitted by applicable law, each Seller, its officers, directors, partners, managers, members, investment managers, employees, affiliates, agents and representatives, and each Person who controls each Seller (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a

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material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Purchaser of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Zynga Consideration Shares pursuant to a Registration Statement; provided, however, that the Purchaser shall not be liable to any such indemnified party in any such case to the extent that (A) such claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact in reliance upon and in conformity with information furnished to the Purchaser  by or on behalf of such indemnified party or its Affiliates specifically for use therein, or (B) such claim is related to the use by a Seller or underwriter, if any, of an outdated or defective prospectus after such party has received written notice from the Purchaser that such prospectus is outdated or defective.  In connection with an underwritten offering, the Purchaser shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Zynga Consideration Shares;

(b)      Each Seller shall, severally and not jointly, to the extent permitted by applicable law, indemnify the Purchaser, its directors and officers and each person who controls the Purchaser (within the meaning of Section 15 the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, against any losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) the Registration Statement, free writing prospectus, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements herein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information furnished in writing to the Purchaser by such Seller or its representatives by or on behalf of such Seller expressly for use therein; provided that each Seller shall be liable under this Clause 10.5(b) of this Agreement (and otherwise) for only up to the amount of net amount of proceeds actually received by each Seller as a result of the sale of Zynga Consideration Shares pursuant to the Registration Statement giving rise to such indemnification obligation;

(c)      Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in the Purchaser’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  After written notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party shall not be subject to any liability for any settlement subsequently made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of the Purchaser, a conflict of interest may exist between such

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indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall be liable for the fees and expenses of one additional firm of attorneys with respect to the indemnified parties. The indemnifying party shall keep the indemnified party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect to such claim. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release from all liability with respect to such claim;

(d)      If the indemnification provided for in this Clause 10.5 of this Agreement is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any losses, claims, damages or liabilities referred to therein, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities to the fullest extent permitted by law; provided, however, that: (i) no person involved in the sale of Zynga Consideration Shares which person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (ii) contribution by each Seller shall be limited in amount to the net amount of proceeds actually received by such Seller from the sale of such Zynga Consideration Shares pursuant to the applicable Registration Statement.

11.      Obligations During Step-In Period

11.1      The Purchaser undertakes to comply with the Step-In Covenants set forth in Schedule 9 (Step-In Covenants) during the Step-In Period.

11.2      From Closing until the end of the Step-In Period, the Company will be managed by its board of directors. After Closing the board of directors shall consist of at least two (2) members appointed by the Purchaser and one (1) member appointed by the Management Sellers as long as the Sellers hold any Company Shares; in the event that the Management Sellers fail to appoint (due to disagreement between the Management Sellers’ or otherwise) one (1) member to the board of directors, the Sellers’ Representative shall appoint, at his or her sole discretion, such one (1) member that was to be appointed by the Management Sellers until the Management Sellers are able to appoint such member.

11.3      The Company’s board of directors will approve, among other things, (i) an annual budget and operating plan for the Company (the “Operating Plan”) which shall be mutually acceptable to the Purchaser and the Management Sellers, and (ii) management compensation. The Operating Plan for 2019, in agreed terms, is in place on the date of this Agreement. If the Purchaser and Management Sellers are unable to mutually agree on an annual Operating Plan prior to the commencement of an applicable Step-In Period, then the Operating Plan applicable to the prior Step-In Period shall represent the Operating Plan for such subsequent Step-In Period with a [***] increase in Company operating expenses and Company Bookings.

11.4      The Operating Plan will be prepared on an annual basis, with quarterly detail, and jointly (between the Purchaser and the Management Sellers) updated during the year based on then-current facts and circumstances affecting the business and operations of the Company, in line with the Purchaser’s periodic review cycle.

11.5      The Parties agree that Timo Soininen shall remain as the Managing Director of the Company after the transactions contemplated in this Agreement in accordance with the managing director service agreement entered into on or about the date of this Agreement and it is contemplated that Timo Soininen shall serve in this role for the entire Step-In Period.

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11.6      Subject to the Operating Plan, the Management Sellers shall have the primary responsibility for and control of the day-to-day operations and management of the Company and its business (in particular, game design, product roadmap and new title launches, marketing and employee matters, setting team compensations and operational bonus targets and schemes for others than Management Sellers). Unless otherwise agreed with the Purchaser as part of the Operating Plan or otherwise, the Management Sellers shall conduct the operations of the Company in a manner consistent in all material respects with the Company’s operating model prior to the Closing, while complying with the Purchaser’s applicable operating, accounting and employment policies (it being understood that such policies are subject to updating from time to time in the ordinary course of business).

11.7      During the Step-In Period, the principle regarding the integration and improvement of business operations shall be that corporate functions (including legal, accounting, financial reporting and human resources) shall be integrated or be compliant with the Purchaser’s systems and operations, and for other areas the Purchaser and the Management Sellers shall mutually agree whether and to what extent the Company shall adopt, use and utilize the available Purchaser’s Group services and tools. For the avoidance of doubt, when the Management Sellers and the Purchaser mutually agree to take any actions described in this Clause 11.7, it shall in no circumstances be deemed a breach of any covenant under this Agreement undertaken by the Purchaser and such actions can therefore not give rise to any claims by any Seller.

12.      Sellers’ Warranties

12.1      Each of the Sellers warrant, on a several and not joint basis, to the Purchaser that each of the Sellers’ Fundamental Warranties is true and accurate in all respects on the date of this Agreement, at Closing and, save for the last sentence in Sellers’ Fundamental Warranty 2.1, on each of the Step-In Closings, in each case, in respect of himself, herself or itself and the Company Shares held by him, her or it only.

12.2      Each of the Sellers warrant, on a several and not joint basis, to the Purchaser that each of the Sellers’ Investment Warranties is true and accurate in all respects as of the date of this Agreement and at Closing in each case, in respect of himself, herself or itself only.

12.3      Each of the Management Sellers warrants, on a several and not joint basis and on behalf of all of the Sellers, to the Purchaser that each of the Sellers’ Operational Warranties (as if references to “Sellers” were references to “Management Sellers”) is true and accurate in all respects on the date of this Agreement and at Closing.

12.4      Each of the Sellers and the Management Sellers severally acknowledges that the Purchaser is entering into this Agreement on the basis of and in reliance on the Warranties. It is specifically stated and agreed that the Sellers have not made, and the Purchaser has not relied on, any other expressed or implied warranties than the Warranties (which exclude, for the sake of clarity, all other expressed or implied warranties, whether statutory or otherwise). Without limiting the generality of the foregoing, the Sellers have not made any warranty to the Purchaser with respect to, and assume no liability towards Purchaser based on, any financial or other projection, forecast, or estimate of any future development or event (including any general market information or market development, matter of opinion, evaluation, assessment of business potential, anticipated future performance, prospects, or similar matter) relating to the Company or the Business, whether or not such projection, forecast, or estimate has been included in the Data Room.

12.5      The Sellers shall not be liable under the Warranties to the extent that the facts, matters, events or circumstances which cause the Warranties to be untrue or inaccurate were Disclosed (save for the Sellers’ Fundamental Warranties which may not be Disclosed against) but in all other circumstances the Purchaser shall be entitled to claim that any of the Warranties has been breached notwithstanding that the Purchaser knew, or should have known, or could have

EMEA 119924213	30

discovered the fact of such breach or inaccuracy on or before Closing other than by reason of it being Disclosed.

12.6      Each of the Sellers severally undertakes to notify the Purchaser of circumstances of which they become aware prior to the Closing which had occurred prior to the date of this Agreement and which they are aware constitutes a breach of the Sellers’ Fundamental Warranties as soon as reasonably practicable upon becoming aware of the same. Each of the Management Sellers severally undertakes to notify the Purchaser of circumstances of which they become aware prior to the Closing which had occurred prior to the date of this Agreement and which they are aware constitutes a material breach of the Sellers’ Operational Warranties and which would be expected to have a material adverse effect on the Business, taken as a whole, as soon as reasonably practicable upon becoming aware of the same. The Sellers’ obligations under this Clause 12.6 shall expire on the Closing. For the avoidance of doubt, any breach by a Seller of its undertakings in this Clause 12.6 shall not result in any liability of such Seller that would exceed in any respect (or otherwise increase) the liability that would result from the underlying breach of the Warranty with respect to which a Seller has undertaken to notify the Purchaser hereunder.

12.7      After the Closing, the Parties acknowledge that the board of directors of the Company may inquire into circumstances and instruct management to report on circumstances that are covered by the Warranties relating to the Company.

12.8      Each of the Sellers and the Management Sellers severally undertakes to irrevocably waive any right and claim which it may have against the Company or any present or past Agent of the Company arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.

12.9      Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.

12.10      Where the context so requires, references in Schedule 4 (Warranties) to the date of this Agreement or similar terminology shall (to the extent that the relevant Warranty is repeated) mean the Closing Date and/or, with respect to the Sellers’ Fundamental Warranties only, the relevant Step-In Closing (as applicable).

13.      Indemnification by Sellers

13.1      Subject to the terms and conditions set out in this Agreement (including Schedule 5 (Sellers’ Limitations on Liability)), the Sellers shall, on a several and pro rata and not joint basis, indemnify and hold harmless the Purchaser’s Group in respect of any Loss actually suffered or incurred by the Purchaser’s Group as a result of or in connection with, or become subject to, as a result of or in connection with:

(i)      a breach of any of the Warranties (save where a breach of a Sellers’ Fundamental Warranty is made only by a specific Seller, in which case only such Seller shall be responsible for such indemnification);

(ii)      under the Tax Indemnity;

(iii)      a breach of covenant under this Agreement (save where a breach of covenant is made only by a specific Seller, in which case only such Seller and any Sellers who actually participated in such breach) shall be responsible for such indemnification); and

(iv)      a claim in respect of fraud, intentional misrepresentations or wilful breach by the Sellers or any specific Seller(s) (save where only a specific Seller

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committed or had knowledge of such fraud, intentional misrepresentations or wilful breach, in which case only such Seller shall be responsible for such indemnification).

14.      Tax Indemnity

The Sellers shall, on a several and pro rata and not joint basis, irrespective of whether or not the Sellers are in breach of any of the Warranties or any other provision of this Agreement, and irrespective of any Disclosure or knowledge of the Purchaser, indemnify and hold the Purchaser’s Group harmless on a euro for euro basis from and against any Loss or Tax arising out of or relating to Taxes imposed on the Company for the time prior to Closing. The Purchaser’s right to make a claim under this tax indemnity shall terminate on the date that is six (6) months from the end of the applicable statutory period of limitation for Tax reassessment.

15.      Sellers’ Limitations on Liability

The liability of the Sellers in respect of a claim under this Agreement shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

16.      Restrictions on Sellers

16.1      Each of the Key Employees severally undertakes that he/she shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever:

(a)      subject to Clause 16.2, neither pending nor within three (3) years following the Closing Date (except as holder of not more than one  per cent of any class of shares or securities of a person which is dealt in on any investment exchange) carry on or be engaged or otherwise interested in any business anywhere in the world which competes with the Business or any part of the Business;

(b)      neither pending nor within three (3) years following the Closing Date solicit or entice away any employee of, or consultant to, the Company or any member of the Purchaser’s Group or employ any such person provided that nothing in this Clause 16 (Restrictions on Sellers) shall prevent any of the Key Employees from employing, or interviewing with a view to employing, any employee of the Company or any member of the Purchaser’s Group who responds to a publicly advertised vacancy or who, of his own volition, applies for employment with any of the Key Employees;

(c)      at any time after the Closing Date in the course of any business (for the avoidance of doubt, other than in the course of, or in relation to, or referencing to, the Business of the Company) use the words “Small Giant Games” or “Small Giant” or use any trade, business or domain name or mark or logo previously used in the Business by the Company;

(d)      challenge the validity or enforceability of any of the Registered Business IP Rights; or

(e)      knowingly assist or incite any other person to do any of the above.

16.2      Clause 16.1 shall not prohibit the Key Employees from carrying out the current activities and ownership interests listed in Schedule 12 (Permitted Activities) or such other activities approved by the Purchaser from time to time, which activities shall not be considered as competing activities as long as said activities are carried out substantially in the magnitude and scope currently conducted or as otherwise approved by the Purchaser.

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16.3      Each of the restrictions contained in this Clause 16 (Restrictions on Sellers) is given to the Purchaser and the Company.  Each such restriction shall be construed as a separate provision of this Agreement.  If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. Each of the Key Employees acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchaser’s Group and the Company.

16.4      Each Management Seller who receives Zynga Stock pursuant to Zynga Stock Consideration acknowledges and agrees that such Zynga Stock shall become Transferable only as follows: (i) fifty percent (50%) upon the six (6) month anniversary of the Closing Date and (ii) fifty percent (50%) upon the twelve (12) month anniversary of the Closing Date and each Management Seller understands and agrees that the Purchaser shall cause the applicable legends, in the agreed form, to be placed upon any certificate(s) evidencing ownership of the Zynga Stock Consideration such Management Seller owns.

16.5      All Sellers employed by the Company following the Closing Date shall comply with the Purchaser’s insider trading policy, as amended from time-to-time, subject to being provided with a copy of said policy and any subsequent amendments.

17.      Certain Exclusions and Key Managers’ Undertaking

17.1      The Sellers and the Purchaser do not have any liability to the other Party attributable directly to adverse changes in applicable laws, regulations or Taxation, changes in the general business climate and competition, or force majeure events affecting the Business after Closing.

17.2      The Company has received certain loans and grants from Business Finland. The Key Managers jointly undertake to use their commercially reasonable best efforts to obtain a waiver of the repayment of such loans and grants from Business Finland pursuant to which Business Finland confirms in material respects that it will not claim repayment of the loans and grants. The Parties acknowledge and agree that if no such waiver is obtained by the date the Purchaser is to deliver the Draft Closing Accounts to the Sellers’ Representative, the amounts of such loans and grants (including any applicable interest through such date) shall be treated as Debt for the purposes of this Agreement.

18.      Business Information

If any Business Information required for the Business of the Company is not in the possession of the Company but is only held by a Seller after Closing, such Seller shall provide such Business Information to the Purchaser or, as directed by the Purchaser, to the Company, without delay on written request.

19.      Termination

If this Agreement is terminated in accordance with Clause 7.9, the rights and obligations of the Parties under this Agreement shall, subject to the terms of said Clauses, cease immediately, save in respect of antecedent breaches and under the Continuing Provisions.

20.      Confidentiality

20.1      Save as expressly provided in Clause 20.3, each of the Sellers severally undertakes that it shall treat as confidential the provisions of the Transaction Documents, and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into

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the Transaction Documents and, with effect from Closing, all information it possesses relating to the Company, and shall not disclose or use any such information.

20.2      Save as expressly provided in Clause 20.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers as a result of negotiating or entering into the Transaction Documents, and, until Closing, all information it possesses relating to the Company, and shall not disclose or use any such information.

20.3      A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)      is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)      is disclosed to a person qualifying as a prospective permitted assignee under Clause 22 (No Assignment ) or to its Agents in connection with a potential assignment to that person in accordance with the provisions of that Clause (provided that any such person needs to know the information for the purposes of considering, evaluating, advising on or furthering the potential assignment and is required to treat the information as confidential);

(c)      is required by law or any securities exchange, regulatory or governmental body or Taxation Authority (including the Purchaser being permitted to file an appropriately redacted copy of this Agreement at its discretion, however, in cooperation with the Sellers’ Representative, with the SEC at its discretion);

(d)      was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(e)      is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 20 (Confidentiality),

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 20.3(c) shall be given to the other Party and their reasonable comments taken into account.

21.      Announcements

21.1      Save as expressly provided in Clause 20.2 no announcement shall be made by or on behalf of any Seller or his Related Persons relating to the terms of the Transaction Documents without the prior written approval of the Purchaser.

21.2      A Seller may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the Purchaser in which case such Seller shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the Purchaser prior to making such announcement.

22.      No Assignment

22.1      No Seller may assign, transfer, charge, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the Purchaser.

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22.2      The Purchaser’s rights and obligations under this Agreement shall be freely assignable by the Purchaser, without having to obtain the consent of the Sellers, provided that (i) any assignee agrees to be bound to the terms and conditions of this Agreement (as may be amended from time to time); and (ii) if the Purchaser proposes to assign its obligations under this Agreement, it shall, prior to such assignment, enter into a guarantee with and in favour of the Sellers, in a form satisfactory to the Sellers (acting reasonably and in good faith, having regard to the relevant circumstances, the identity of the assignee and customary market practice), pursuant to which, amongst other things, the Purchaser will, as principal obligor (A) guarantee to the Sellers the due, punctual and full performance by the assignee of all of the Purchaser’s obligations under this Agreement (including the payment, when due, of any amount payable to the Sellers); (B) in the event of default by the assignee, perform immediately on demand such obligations (including paying any amount which has become due to the Sellers); and (C) indemnify the Sellers in respect of any failure or delay by the assignee in complying with or discharging any of the obligations under this Agreement assigned to it by the Purchaser. The Purchaser’s guarantee will remain in full force and effect until all of the assigned obligations have been discharged in full and will remain in full force and effect notwithstanding any waiver, amendment or variation to the Agreement. The Parties agree and acknowledge that a change of control of the Purchaser shall not constitute an assignment of the Purchaser’s rights and obligations under this Agreement.

23.      Further Assurance

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things necessary in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

24.      Entire Agreement

24.1      This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them (including the Term Sheet) relating to the sale and purchase of the Company Shares.

24.2      Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

24.3      Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Company Shares.

24.4      In this Clause 24 (Entire Agreement), “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

24.5      Nothing in this Clause 24 (Entire Agreement) shall operate to limit or exclude any liability for fraud.

25.      Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the applicable law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with

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one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

26.      Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Purchaser and the Sellers’ Representative.

27.      Remedies and Waivers

27.1      The Sellers (including, where applicable, in their capacity as holders of options and of Company Shares that are issued upon exercise of options) hereby waive any pre-emptive, redemption, right of first refusal, tag along, co sale or similar acquisition or sale rights that may be conferred upon the Sellers by the Prior Agreement or otherwise, in each case to the extent triggered in connection with the sale and transfer of Company Shares and other transaction contemplated under this Agreement.

27.2      The Sellers (including, where applicable, in their capacity as holders of options and of Company Shares that are issued upon exercise of options) hereby waive any and all clauses in the Company’s articles of association triggered by the transactions contemplated in this Agreement, including but not limited to, the redemption clause, the consent clause and the liquidation preference clause.

27.3      The Sellers (including, where applicable, in their capacity as holders of options and of Company Shares that are issued upon exercise of options) hereby confirm that they have no claims against the Company or any shareholder of the Company pursuant to the Prior Agreement in respect of the transactions contemplated in this Agreement or otherwise and the Sellers hereby waive all their rights, whether realized or unrealized, under and arising out of or in connection with the Prior Agreement.

27.4      Each Seller (including, where applicable, in their capacity as holders of options and of Company Shares that are issued upon exercise of options) that has been involved in the previous financing rounds of the Company waive his/her/its right to make any claims under the relevant transaction documents and confirm that he/she/it, on the date of this Agreement, does not have any claims under the relevant transaction documents.

27.5      No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

27.6      No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

27.7      The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

27.8      The rights and remedies of the Parties under this Agreement are exclusively set forth in this Agreement and no remedy under the Finnish Sale of Goods Act (355/1987, as amended), any international sale of good statutes (or corresponding laws) or legal principle or theory is available to the Purchaser, including the right to withhold any payment, set-off any claim or receivable, rescind or terminate this Agreement or to refuse to proceed with the Closing (unless otherwise expressly provided for in this Agreement).

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28.      Effect of Closing

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing.

29.      Third Party Rights

29.1      This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 20 (Confidentiality) is intended to benefit any member of the Purchaser’s Group and Clause 24 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the full extent permitted by law, subject to the other terms and conditions of this Agreement.

29.2      The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

30.      Payments

30.1      Any amount payable by the Sellers to, or at the direction of, the Purchaser under this Agreement (including, for the avoidance of doubt, any amount payable from the Escrow Account to the Purchaser) shall, so far as possible, be deemed to be a reduction of the Consideration.

30.2      Any amount payable by the Sellers to the Purchaser or by the Purchaser to the Sellers shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law provided, however, that if any withholding of Taxes is required by law, Purchaser shall, to the extent practicable, (i) provide written notice of such withholding prior to such withholding together with an explanation of the relevant legal requirement that requires such withholding and (ii) upon the request of the Sellers, cooperate with the Sellers to reduce or eliminate such withholding.

30.3      Any amount payable by the Purchaser to the Sellers in accordance with this Agreement shall be transferred to the Paying Agent’s Account, or such other account notified by the Sellers’ Representative to the Purchaser in writing not less than ten (10) Business Days prior to the due date for such payment, by electronic transfer in immediately available cleared funds. The Paying Agent is irrevocably and unconditionally authorised to receive any sum paid to it in accordance with this Clause 30.3 and receipt of such sum in the Paying Agent’s Account shall be an effective discharge of the Purchaser’s obligation to pay such sum, and the Purchaser shall not be required to concern itself with any subsequent allocation of such amounts. The Sellers shall not have any recourse against the Purchaser once the Purchaser has discharged its payment obligations in accordance with this Clause 30.3.

31.      Costs and Expenses; Transfer Taxes

31.1      Except as provided in Clauses 31.2 and 31.3, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

31.2      The Purchaser shall be responsible for (i) the due payment of all Finnish transfer taxes which may become payable in connection with the transfer by the Sellers to the Purchaser of the Closing Shares and/or Step-In Shares (the “Transfer Taxes”) and for (ii) filing all necessary transfer tax notifications with the Finnish tax authorities, both of which the Purchaser shall do and complete within applicable statutory deadlines as of the Closing and each respective Step-In Closing. The Purchaser shall provide the Sellers’ Representative with a copy of each Transfer Tax notification filed hereunder as soon as practicable after filing of the same with the Finnish

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tax authorities. The Purchaser shall indemnify and hold harmless each of the Sellers against any Transfer Taxes that any Seller becomes obligated to pay under Finnish law as a result of the Purchaser’s failure to timely pay the Transfer Taxes (and any costs, expenses or claims which the Sellers may sustain or incur as a result of or in connection with such failure to timely pay the Transfer Taxes).

31.3      All charges incurred in relation to the Escrow Account shall be borne by the Purchaser.

32.      Default Interest

Any and all amounts which are due and payable by one Party to another under this Agreement shall be paid in US$ and shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment (both before and after any judgment).

33.      Notices

33.1      Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it.  A Notice may be delivered personally or sent by email, pre‑paid recorded delivery or international courier to the address provided in Clause 33.3, and marked for the attention of the person specified in that Clause. A Notice served to the Sellers’ Representative shall be deemed to have validly served to each of the Sellers.

33.2      A Notice shall be deemed to have been received:

(a)      at the time of delivery if delivered personally;

(b)      at the time of transmission if sent by email (provided that no notice of unsuccessful transmission has been received);

(c)      two (2) Business Days after the time and date of posting if sent by pre‑paid recorded delivery; or

(d)      three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day. References to time in this Clause 33 (Notices) are to local time in the country of the addressee.

33.3      The addresses for service of Notice are:

Sellers’ Representative:

Name:      Timo Soininen

Address:       [***]

For the attention of:      Timo Soininen

Email address:      [***]

with a copy (which shall not constitute a Notice) to its counsel

Name:      Avance Attorneys Ltd

Address:       Mannerheimintie 20 A, 00100 Helsinki, Finland

For the attention of:      Ilkka Perheentupa

Email address:      ilkka.perheentupa@avanceattorneys.com

Purchaser:

Name:      Zynga Inc.

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Address:       699 Eighth Street, San Francisco, CA USA 94010

For the attention of:      Chief Legal Officer

Email address:      legalnotices@zynga.com

with a copy (which shall not constitute a Notice) to its counsel

Name:      White & Case LLP

Address:       5 Old Broad Street, London EC2N 1DW, UK

For the attention of:      Gavin Weir

Email address:      gweir@whitecase.com

Name:      White & Case LLP

Address:       Aleksanterinkatu 44, 00100 Helsinki, Finland

For the attention of:      Janko Lindros

Email address:      jlindros@whitecase.com

33.4      A Party shall notify the other Parties of any change to its details in Clause 33.3 in accordance with the provisions of this Clause 33 (Notices), provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

33.5      Notice given to the Sellers’ Representative shall be deemed to be Notice to all of the Sellers and the rights of the Sellers in respect of such Notice shall be exercised or waived on behalf of them if exercised or waived by the Sellers’ Representative.

34.      Retiring Directors

The Purchaser undertakes to procure that, at the next annual general meeting of the Company, those members of the board of directors of the Company who have resigned or have been replaced prior to or in connection with Closing are granted discharge from liability for their management and administration until the Closing Date (or the earlier date of their resignation). Furthermore, the Purchaser shall not, and shall cause that the Company does not, make any claims against such directors (in their capacity as (former) directors of the Company) and shall hold each of them harmless against any such claims, save for situations where such individual is guilty of fraud or wilful misconduct.

35.      Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Such counterparts may be executed and delivered in electronic format (including by e-mail and by way of DocuSign signatures). Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

36.      Governing Law and Jurisdiction

36.1      This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, shall be governed and construed in accordance with the substantive laws of Finland. It is specifically agreed and acknowledged that the application of the Finnish Sale of Goods Act (355/1987, as amended) and any international sale of goods statutes (or corresponding laws) are excluded.

36.2      Any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation (including an question regarding its validity or termination) shall be referred to and finally resolved by arbitration under the Rules of

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Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference to this Clause and:

(a)      The language to be used in the arbitration shall be English.

(b)      The number of arbitrators shall be one, nominated jointly by the Parties. If the arbitrator is not nominated within 30 days of the receipt of the claimant’s request for arbitration by the other party, or within such additional time as may be allowed by the Secretariat of the International Court of Arbitration of the International Chamber of Commerce, the International Court of Arbitration of the International Chamber of Commerce shall make the appointment in accordance with said Rules.

(c)      The seat, or legal place, of arbitration shall be Helsinki, Finland.

36.3      Any award of the arbitral tribunal shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can be validly be made. Enforcement of any award may be sought in any court of competent jurisdiction.

36.4      Clause 36.2 does not limit a Party’s right to seek interim orders or injunctions or any other provisional remedies available under applicable law, to collect uncontested claims from another Party, or to enforce an arbitral award in any competent court of law.

37.      Sellers’ Representative

37.1      Each of the Sellers designates Timo Soininen to serve as its representative (the “Sellers’ Representative”) and to act on its behalf with respect to notices, consents or approvals or requests, elections or proposals required to be given or accepted by the Sellers acting together and otherwise with respect to the actions or decisions expressly identified in this Agreement to be performed or made by the Sellers’ Representative.

37.2      Each of the Sellers irrevocably appoints the Sellers’ Representative as its agent, proxy and attorney and gives the Sellers’ Representative full power and authority on such Seller’s behalf to do all acts and to execute and deliver and receive all such documents or deeds as may be required to resolve or address all matters as are expressly contemplated by the Transaction Documents.

37.3      Any action taken or document executed by the Sellers’ Representative on behalf of a Seller in connection with this Agreement shall be deemed to have been made on behalf of such Seller and the Purchaser shall be entitled to rely upon such action or document as being binding on such Seller without further enquiry.

37.4      The Sellers’ Representative may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the Sellers provided, however, that until a successor Sellers’ Representative shall have been appointed, the Sellers’ Representative shall continue to perform its duties and obligations under this Agreement.

37.5      By signing this Agreement, the Sellers grant the authority in respect of the matters described above in this Clause 37 (Sellers’ Representative) to the Sellers’ Representative without issuing a separate power of attorney.

37.6      Each Seller hereby waives all its rights to claim damages or other compensation or indemnification from the Sellers’ Representative based on such representative’s actions taken pursuant to the authority granted under this Clause 37. Each Seller undertakes, on a several and not joint basis, to indemnify the Sellers’ Representative against all losses, expenses or costs

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which such representative may sustain or incur as a result of any action taken by the representative pursuant to the authority granted under this Clause 37.

In Witness Whereof each Party has executed and delivered this Agreement on the date which first appears above.

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Schedule 1

The Sellers

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Schedule 2

The Company

Part 1
Details of the Company

Company name	:	Small Giant Games Oy
Company number	:	2534733-4
Date and place of incorporation	:	February 19, 2013, Finland
Registered address	:	Kasarmikatu 42 00130 Helsinki Finland
Registered share capital	:	€585,400
Shareholders	:	Capitalization table of the Company is included in Part 2 (Capitalization Table) of this Schedule 2.
Amount of issued shares	:	A shares: 130,168 B shares: 41,029 C shares: 52,811 Total: 224,008
Members of the Board of Directors	:	Nieminen Otto Aleksis Blomquist Daniel Erik Bertil Halttunen Markus Juha Petteri Jörnow Lars Mikael Bo Soininen Timo Juhani Vajlok Andras Daniel Wenngren Karl Erik
Managing Director	:	Soininen Timo Juhani
Auditor	:	Deloitte Oy, responsible auditor Lahtinen Mikko Petteri
Accounting reference date	:	December 31
Tax residency	:	Finland

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Part 2
Capitalization Table

Part 3

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Schedule 3

Signing and Closing Arrangements

Part 1
Sellers’ Signing and Closing Obligations

A.      Upon execution of this Agreement, the Sellers shall:

1.      Deliver to the Purchaser, Purchaser’s Lawyers or such other person as the Purchaser may nominate:

1.1      a duly executed copy of this Agreement;

1.2      a duly executed copy of the Disclosure Letter executed by the Sellers’ Representative; and

1.3      a duly executed copy of the Operating Plan 2019 Certificate executed by the Sellers’ Representative;

1.4      initialled agreed form documents; and

1.5      a copy of powers of attorney signed by each Seller or authorized signatories of each of the Sellers (if applicable) authorising the execution of this Agreement.

B.      At Closing the Sellers shall:

2.      Provide a copy of a duly executed written unanimous resolution of the shareholders of the Company in which:

2.1      the liquidation preference clause from the Company’s articles of association is resolved to be removed conditional upon and with effect from Closing;

2.2      the Company’s Prior Agreement is resolved to be terminated conditional upon and with effect from Closing;

2.3      all the Company’s applicable equity plans are cancelled to the extent that they only remain in force so that the options surviving to the Step-In Period remain valid and any rights pertaining to them can only be exercised at the Step-In Closings conditional upon and with effect from Closing;

2.4      all unallocated options are cancelled conditional upon and with effect from Closing;

2.5      new auditor shall be appointed in accordance with the Purchaser’s nominations conditional upon and with effect from Closing;

2.6      new members of the board of directors including the chairperson shall be appointed in accordance with the Purchaser’s nominations conditional upon and with effect from Closing; and

3.      Provide a copy of a duly executed written unanimous resolution of the board of directors of the Company in which:

3.1      the sale and transfer of the Closing Shares to the Purchaser be approved;

3.2      the vesting of all the issued and unvested options is accelerated.

4.      Deliver to the Purchaser a counterpart Escrow Agreement executed by the Sellers’ Representative.

5.      Deliver to the Purchaser, Purchaser’s Lawyers such other person as the Purchaser may nominate:

5.1      Bring Down Certificate signed by the Sellers’ Representative on behalf of the Management Sellers (it being understood, for the avoidance of doubt, that any failure by a Management Seller

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to include a description of any circumstance in said certificate shall not result in any liability of such Management Seller that would exceed in any respect (or increase) the liability that would result from the breach of underlying the Warranty that such circumstance relates to);

5.2      service agreements in the form of the drafts in the agreed terms signed by each of the Management Sellers;

5.3      duly executed power of attorneys, in the agreed terms, pertaining to the voting rights of the Company Shares not sold at Closing referred to in Clause 9.5;

5.4      a copy of each power of attorney under which any document to be delivered to the Purchaser has been executed;

5.5      written resignation letters in the agreed terms to take effect from Closing of Andras Vajlok, Lars Jörnow, Daniel Blomquist, Erik Wenngren, Otto Nieminen and Markus Halttunen, members of the board of directors of the Company (other than such persons who, as agreed with the Purchaser, will remain in office) confirming that they do not have any claims against the Company for loss of office.

Part 2
Purchaser’s Signing and Closing Obligations

A.      Upon execution of this Agreement, the Purchaser shall:

1.      Deliver to the Sellers’ Representative, Sellers’s Lawyers or such other person as the Sellers may nominate:

1.1      a duly executed copy of this Agreement;

1.2      a duly executed copy of the Disclosure Letter;

1.3      a duly executed copy of the Operating Plan 2019 Certificate executed by the Purchaser; and

1.4      initialled agreed form documents.

B.      At Closing the Purchaser shall:

1.      procure that the Closing Cash Consideration shall be transferred to the Paying Agent’s Account by electronic transfer in immediately available cleared funds;

2.      procure that the Transfer Agent has opened an electronic book-entry account for each Seller receiving Zynga Stock Consideration, and deposited into such account the appropriate amount of Zynga Stock to be issued to each such Seller, with evidence of such issuance to be provided to each such Seller on such date (acknowledging that evidence of the deposits will be delivered promptly after Closing when available); and

3.      procure that the Escrow Amount shall be transferred to the Escrow Account by electronic transfer,

4.      deliver to the Sellers’s Lawyers:

4.1      a copy of the chief legal officer’s certificate containing extracts of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser authorising the execution of this Agreement, Escrow Agreement and the issuance of the Zynga Stock comprising the Zynga Stock Consideration to the relevant Sellers; and

4.2      executed counterpart of the Escrow Agreement.

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Part 3
Sellers’ Step-In Closing Obligations

At each relevant Step-In Closing the Sellers shall:

1.      Deliver to the Purchaser or the Purchaser’s Lawyers:

1.1      Share Transfer Agreements and Option Transfer Agreements regarding the Step-In Shares (as applicable to the relevant Step-In Closing) duly executed by the relevant Sellers, as applicable.

Part 4
Purchaser’s Step-In Closing Obligations

At each relevant Step-In Closing the Purchaser shall:

1.      procure that the relevant Step-In Consideration shall be transferred to the Paying Agent’s Account by electronic transfer in immediately available cleared funds.

2.      deliver to the Sellers’ Lawyers:

2.1      Share Transfer Agreements and Option Transfer Agreements regarding the Step-In Shares (as applicable to the relevant Step-In Closing) duly executed by the Purchaser

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Schedule 4

Warranties

Part 1
Sellers’ Fundamental Warranties

1.      Incorporation and Authority

1.1      To the extent applicable, each of the Sellers has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has requisite power to carry on its business as it is carried on at the date of this Agreement.

1.2      To the extent applicable, none of the Sellers is bankrupt or insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has stopped paying debts as they fall due.  No order has been made, petition presented or resolution passed for the winding‑up of any of the Sellers. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of any of the Sellers or all or any of their assets, no steps have been taken to initiate any such appointment and no voluntary equivalent arrangement has been proposed relating to any of the Sellers.

1.3      Each of the Sellers has requisite power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms (assuming that each such Transaction Document has been properly executed by the other parties to it and that their entry into them has been duly authorised by such other parties), except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect. The execution, delivery and performance by, respectively, each Seller of the Documents, and the consummation of the transactions contemplated by this Agreement and each other Document to which it is a party, will not (i) violate provision of its articles of association or other constitutional documents, if applicable, (ii) violate any laws or regulations applicable to such Seller in any relevant jurisdiction, or (iii) violate any order, judgment, decree or decision of any court or governmental authority applicable to such Seller in any jurisdiction; except any matters described in clauses (ii) and (iii) above which would not reasonably be expected to have a material adverse effect on such Seller, or would prevent such Seller from performing its obligations hereunder;

1.4      The execution, delivery and performance by each of the Sellers of its obligations under the Documents will not require it to obtain any consent, waiver or approval of, or give notice to or make any registration of filing with, any governmental, regulatory or other authority which has not been duly obtained or made at the date of this Agreement.

2.      Ownership of Company Shares

2.1      Each of the Sellers is the sole legal and beneficial owner of, and has the right to exercise all voting rights (where applicable) over, all of the Company Shares (and where applicable, options and/or shares which are issued upon the exercise of options) set opposite its name in Schedule 1 (The Sellers). Said Company Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting said Company Shares. Other than as listed in Schedule 1 (The Sellers), there are no rights to acquire any shares in the Company.

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2.2      The Company Shares constitute all the issued and outstanding shares, option rights, convertible notes or other securities entitling to shares in the Company and the Company’s share capital is fully paid up.

Part 2
Sellers’ Investment Warranties

1.1      Each of the Sellers is acquiring the Zynga Stock comprising the Zynga Stock Consideration for his own account, with the present intention of holding such Zynga Stock for the purpose of investment, and is not acquiring the Zynga Stock comprising the Zynga Stock Consideration with a view to, or for resale in connection with, any distribution of the Zynga Stock comprising the Zynga Stock Consideration in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any securities laws of any state of the United States of America or any other applicable jurisdiction. Each of the Sellers acknowledges and understands that the Zynga Stock comprising the Zynga Stock Consideration purchased by it pursuant to this Agreement has not been registered under the Securities Act or the securities laws of any state and is issued by reason of specific exemptions from registration under the provisions thereof which depend in part upon the investment intent of the Sellers, upon the other warranties made by the Sellers in this Agreement and the manner of distribution by the Purchaser.

1.2      The name, address and tax ID (where applicable) information the Sellers receiving Zynga Stock Consideration have provided for KYC purposes to the Transfer Agent is accurate.

1.3      Except in accordance with the registration or prospectus requirements of the Securities Act and of any applicable state or “blue sky” securities laws or regulations or an exemption from such registration or prospectus requirements or regulations, each of the Sellers acknowledges and understands that it may not offer, sell, transfer or hedge the Zynga Stock comprising the Zynga Stock Consideration purchased by it pursuant to this Agreement and each of the Sellers understands and agrees that the Purchaser shall cause the applicable legends, in the agreed form, to be placed upon any certificate(s) evidencing ownership of the Zynga Stock Consideration.

1.4      Each of the Sellers acknowledges and understands that the Purchaser has no obligation (except as set forth under Clause 10.2(m)) or present intention of so registering the Zynga Stock comprising the Zynga Stock Consideration, and that there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” securities laws or regulations will be available, or if available, that such exemption will allow the Sellers to dispose of or otherwise transfer any or all of the Zynga Stock comprising the Zynga Stock Consideration in the amounts or at the times that the Sellers may propose.

1.5      Each of the Sellers warrants that neither the Purchaser nor any person acting on its behalf has offered to sell or sold the Zynga Stock comprising the Zynga Stock Consideration (or any other securities of the Purchaser) to the Seller by means of any form of “general solicitation” or “general advertising” (as defined in Regulation D) or “directed selling efforts” (as defined in Rule 902 of Regulation S).

1.6      Each of the Sellers (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement; (b) has been granted the opportunity to review the Purchaser Reports, ask questions of, and receive satisfactory answers from, representatives of the Purchaser concerning the Purchaser’s business affairs and financial condition and the terms and conditions of the purchase of the Zynga Stock comprising the Zynga Stock Consideration and has had the opportunity and to obtain and has obtained any additional information which it deems necessary regarding such purchase; (c) has not relied on any person in connection with its investigation of the accuracy or sufficiency of such information or its investment decision; (d) fully understands the nature, scope and duration of the limitations applicable to the Zynga Stock comprising the Zynga Stock Consideration; and (e) is able to bear the economic risk of

EMEA 119924213	49

the investment in the Zynga Stock comprising the Zynga Stock Consideration for an indefinite period of time.

1.7      Each of the Sellers warrants that (i) it is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act; or (ii) it is not within the United States, is not a U.S. person (as defined in Regulation S) and is not purchasing the Zynga Stock comprising the Zynga Stock Consideration for the account or benefit of a U.S. person.

1.8      The information supplied by such Seller for inclusion in a registration statement pursuant to Clause 10.2(m) shall not, as of the date of such registration statement (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in light of the circumstances under which it is provided) not false or misleading.

Part 3
Sellers’ Operational Warranties

1.      Company Incorporation and Authority; Company Shares

1.1      The Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has requisite power to carry on its business as it is carried on at the date of this Agreement.

1.2      The Company Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Company Shares. Other than as listed in Schedule 1 (The Sellers), which is true, complete and accurate as of the date hereof, there are no rights to acquire any shares in the Company or any agreements or commitments outstanding which give to any person the right to call for the issue of any shares, option rights, convertible notes or other securities of the Company.

1.3      The execution, delivery and performance by, respectively, each Seller of the Documents will not constitute a breach of or a default under or otherwise be prohibited under any agreement or instrument to which such Seller is a party or by which it is bound.

1.4      The Company has requisite power and authority to enter into and perform each Transaction Document to which it is a party (together, the “Company Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Company Documents’ respective terms (assuming that each such Company Document has been properly executed by the other parties to it and that their entry into them has been duly authorised by such other parties), except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect. The execution, delivery and performance by  the Company of the Company Documents, and the consummation of the transactions contemplated by this Agreement and each other Document to which it is a party, will not (i) violate any provision of its articles of association, by‑laws or equivalent constitutional documents, (ii) violate any laws or regulations applicable to the Company in any relevant jurisdiction or (iii) violate any order, judgment, decree or decision of any court or governmental authority applicable to the Company in any jurisdiction; except any matters described in clauses (ii) and (iii) above which would not reasonably be expected to have a material adverse effect on the Company or would prevent the Company from performing its obligations hereunder.

1.5      The articles of association of the Company included under 1.1.4 in the Data Room are up to date in all respects on the date of this Agreement.

1.6      The particulars of the Company set out in Schedule 2 (The Company) are accurate and up to date in all respects on the date of this Agreement.

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1.7      The statutory books of the Company have been properly kept, are up to date and contain, in all material respects, complete and accurate details of all matters required by applicable laws to be entered in them. No written notice or indication that any of them is incorrect or should be rectified has been received.

1.8      The Company has not received any written claims pertaining to historical or the existing equity plans and related US addendums of the Company.

1.9      The Company does not have any subsidiary, branch or agency in any jurisdiction.

1.10      The Company does not own any legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking.

2.      Accounts

2.1      The Accounts have been prepared in accordance with the Applicable Accounting Standards.

2.2      The Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company as a whole at the Accounts Date and for the financial period ended on such date.

2.3      No material change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of the Company for at least two (2) years prior to the Accounts Date.

2.4      The Accounts include full provision or full disclosure to the extent required in accordance with the Applicable Accounting Standards for all liabilities, outstanding capital commitments and all bad and doubtful debts as at the Accounts Date, in each case as required to be provisioned or disclosed under the Applicable Accounting Standards.

2.5      The accounting and other records of the Company are up‑to‑date and have been properly and accurately maintained in each case, in all material respects and are in the possession or under the control of the Company.

2.6      The Management Accounts have been prepared on a basis consistent with the management accounts of the Company and have been prepared in good faith and do not materially misstate the financial position and the profits or losses of the Company for the period concerned, acknowledging that the Management Accounts have not been prepared with the same level of detail as the Accounts.

3.      Events Since the Accounts Date

3.1      Since the Accounts Date:

(a)      the business of the Company has been conducted in all material respects in the ordinary course of business;

(b)      there has been no material adverse change in the financial or trading position or prospects of the Company;

(c)      no asset of a value in excess of US$500,000 has been acquired or disposed of by the Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset;

(d)      to Sellers’ Knowledge, no liability (actual or contingent) has been incurred by or arisen in relation to the Company which is of an amount in excess of US$500,000 other than in the ordinary course of business;

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(e)      no dividend or other distribution of funds to the Sellers has been, or has agreed to be, declared, made or paid by the Company;

(f)      the Company has not borrowed or raised any money and no individual item of capital expenditure, or series of connected items of capital expenditure, has been incurred in an amount in excess of US$500,000 other than in the ordinary course of business;

(g)      the Company has not issued or agreed to issue any shares or other equity interest or share or loan capital; and

(h)      all book debts contained in the Accounts have been realised for an amount not less than that stated or reflected in the Accounts, no debts or other receivables have been factored, sold or agreed to be sold and no written indication has been received that any material debt owing to the Company is bad or doubtful.

3.2      The Company does not have debts which have been outstanding for a period in excess of one hundred and eighty (180).

4.      Contracts

4.1      In this paragraph 4, references to “contract” include any binding agreement, arrangement, obligation, understanding or commitment, whether in writing or not, in force on the date hereof and references to “material” shall mean material to the business, prospects, profits or assets of the Company.

4.2      A complete and accurate list (including of any amendment, variation or extension of any such contract) is contained in the Disclosure Letter of any contract valid on the date of this Agreement to which the Company is a party which:

(a)      involves revenue or expenditure in excess of five hundred thousand dollars (US$500,000) per annum (including pursuant to the terms of such contract or the course of dealing in the prior twelve (12) months);

(b)      is of an unusual or exceptional nature (meaning that it cannot readily be performed by the Company on time except with undue effort or high expenditure, in each case, materially beyond the effort or expenditure normally required for such contracts in the ordinary course of business) or is not in the ordinary course of business;

(c)      is material, involves monetary commitments and (i) cannot be terminated by the Company with a termination period shorter than twelve (12) months or (ii) has an unexpired fixed term of twelve (12) months or longer;

(d)      can be terminated or amended by the counterparty upon a change in the direct or indirect ownership or control of the Company or whose terms, in the event of such a change of ownership or control, are or could (in accordance with the terms of such contract) be different from those which apply prior to such event;

(e)      restricts the Company’s ability to carry on the whole or any part of its business in any part of the world or to use or exploit any of its material assets;

(f)      contains material employee, officer or director non-solicitation provisions binding the Company;

(g)      is an agency, distribution, franchise, management, joint venture, consortium, partnership, association (other than a bona fide trade association) or shareholders’ agreement or a sale and purchase agreement relating to shares, a business or any material asset;

(h)      is an Application Store Contract or Platform Agreement;

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(i)      is an agreement with a director of the Company;

(j)      is an agreement with a Seller or a Connected Person of a Seller;

(k)      is a sale or purchase or option or similar arrangement affecting an material asset owned, occupied, or possessed by the Company outside of the ordinary course of business; or

(l)      is a binding bid or offer which, if accepted, would give rise to a contract falling within paragraphs 4.2(a) to (k) above.

4.3      To Sellers’ Knowledge, each of the material contracts to which the Company is a party is in full force and effect and no party is in breach of any such contract nor has any allegation in writing of any breach or invalidity been made or received by any Management Seller or the Company. No written notice of termination of any such contract has been received by any Management Seller or the Company; to Sellers’ Knowledge, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract; and no allegation in writing of any such grounds has been received by any Management Seller or the Company.

4.4      The Company is not a party to a contract which would contain an exclusivity provision or favoured pricing term, in each case materially restricting the Company.

4.5      The Company is not, or within the past three (3) years has not been, a party to a material contract which is, or was, not entirely of an arm’s-length nature and the Company has not transferred or has not agreed to transfer any assets except at market value.

4.6      The Company is not a party to or has no liability (actual or contingent) under any material guarantee, indemnity or letter of credit, or any leasing, rental, hire purchase or credit sale agreement.

5.      Broker and Finders Fees

5.1      No person is entitled to receive from the Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement.

6.      Material Business Relationships

6.1      The Disclosure Letter sets forth all contracts between the Company, on the one hand, and Apple Inc., Google Inc. or any other mobile device application store service provider (“Application Store”), on the other hand, valid on the date of this Agreement, including all such contracts related to the Business Products (the “Application Store Contracts”). The Company is in material compliance with all Application Store Contracts and, to the Sellers’ Knowledge, all Application Store policies binding on the Company under such Application Store Contracts. As of the date of this Agreement, the Company has not received any written notice terminating or threatening to terminate an Application Store Contract, nor to the Sellers’ Knowledge does any Application Store intend to cancel or otherwise materially and adversely modify its relationship with the Company or any Application Store Contract on account of the transactions contemplated by this Agreement or otherwise.

6.2      The Disclosure Letter contains a complete and accurate list of all “app stores,” and other third person distribution platforms on or through which the Company, directly or indirectly, distributes or otherwise makes available any Games (“Distribution Platforms”), and the Company has made available a copy of each user and developer agreement, terms of service, and other material contract applicable to such Distribution Platforms valid on the date of this Agreement (“Platform Agreements”) to Purchaser in the Data Room. To the Sellers’ Knowledge, all Platform Agreements are in full force and effect, and enforceable in accordance with their terms. The Company is in material compliance with, and has not materially breached (or otherwise breached in a manner that would provide the counter-party a termination right) any Platform Agreements and to the Sellers’ Knowledge, all other parties to such Platform

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Agreements are in material compliance with, and have not materially breached any Platform Agreements. There are no pending or, to the Sellers’ Knowledge, threatened disputes regarding such Platform Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.

6.3      There are no publishing agreements pertaining to the Games in force on the date of this Agreement and there are currently no ongoing negotiations to bind the Company to such contracts.

6.4      Only the contracts mentioned in this Clause 6 (Material Business Relationships) as well as contracts entered into with Unity (Data Room index 6.5.13.1 and 6.5.13.2) contain profit-sharing arrangements binding upon the Company.

7.      Trading

7.1      No customer or supplier of the Company which accounts for five per cent (5%) or more by value of the Company’s annual supply or sales, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, materially reduced or indicated an intention to cease or materially reduce, or materially changed the terms of or indicated an intention to materially change the terms of, its trading with or supplies to the Company.

7.2      The Company does not carry on business under any name other than its own corporate name.

8.      Key Performance Indicators

8.1      The report set forth on Annex B to the Disclosure Letter was compiled as a good faith representation by the Company’s management of the operating status of the Company for the months shown, was derived in good faith from data and information contained in the Company’s equipment or third-party servers to which the Company has access to, and is accurate (i) in all material respects, to the extent the underlying data is generated solely by the Company, and (ii), to Sellers’ Knowledge, in all material respects, to the extent the underlying data is generated by a party or person other than the Company.

8.2      The atomic level game event data shared by the Company with the Purchaser through Google Drive and Box.com prior to the date of this Agreement were compiled as a good faith representation by the Company’s management of the operating status of the Company for the months shown, were derived in good faith from data and information contained in the Company’s equipment or third-party servers to which the Company has access to, and are, to Sellers’ Knowledge, accurate in all material respects.

9.      Compliance with Laws and Litigation

9.1      The Company has carried out its business and dealt with its assets in accordance with all applicable laws and regulations in any relevant jurisdictions.

9.2      The Company and, with respect to the Business, no Seller, nor any of the Company’s directors, officers, employees, agents or representatives or, to the Sellers’ Knowledge, other persons affiliated with, performing a service for or otherwise acting for or on behalf of it or them has not, in connection with the Business, breached any Anti‑Bribery Laws or any applicable anti‑money laundering law, rule or regulation.

9.3      Without limiting the foregoing, to Sellers’ Knowledge, (i) the Company has at all times been in compliance in all material respects with applicable U.S. laws governing the export, re-export, import and transfer of products, software, technical data, services and technologies, and the export-related activities of United States persons (collectively, the “Trade Control Laws”); (ii) there is no event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of non-compliance with any Trade Control Law; and (iii) the Company has not been subject to any inquiries and investigations with respect to Trade Control Laws.

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9.4      Without limiting the foregoing, neither the Company nor any of its officers, directors or, to Sellers’ Knowledge, employees is an Office of Foreign Assets Control, Department of the United States Treasury (“OFAC”) sanctioned person. The Company and its directors, officers and, to Sellers’ Knowledge, employees are in compliance with, and have not previously violated, the OFAC sanctions or any other applicable anti-money laundering and economic sanctions laws. There are no pending or, to the Sellers’ Knowledge, threatened claims against the Company with respect to such anti-money laundering and economic sanctions laws.

9.5      Except for actions to recover any debt incurred in the ordinary course of the business owed to the Company, the Company (or, to Sellers’ Knowledge, any of its directors or employees (in each case, past or present)) is not, or has not been in the three (3) years prior to the date of this Agreement, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise) in relation to the business of the Company, no such litigation, arbitration, mediation or other legal proceedings are pending or, to the Sellers’ Knowledge, threatened by or against the Company, and, to the Sellers’ Knowledge, there are no circumstances reasonably likely to give rise to any such proceedings.

9.6      The Company (or, to the Sellers’ Knowledge, any of its director or employee (in each case, past or present)) is not the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body in relation to the business of the Company, no such investigations, enquiries, or enforcement proceedings are pending or, to the Sellers’ Knowledge, threatened and, to the Sellers’ Knowledge, there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

10.      Licences

10.1      All regulatory licences, permits and other authorisations required to be obtained by the Company in order to lawfully carry on its Business as currently conducted (the “Licences”) are listed in the Disclosure Letter, are in full force and effect and none of the Licences will expire within the next twenty-four (24) months.

10.2      The direct or indirect change of control of the Company pursuant to the sale and purchase of the Company Shares will not result in the suspension, cancellation, material variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence.

11.      Ownership of Assets, Facilities and Services

11.1      All fixed or tangible assets used by the Company for or in connection with its Business, or which are required for the continuation of the Business both as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date of this Agreement are either (i) solely legally and beneficially owned by the Company with good and full title and all rights attaching to them and are free from all Encumbrances or (ii) used by the Company based on valid leases, licenses or other right to possess or use such assets.

11.2      All material assets referred to in paragraph 11.1(i) are included in the Accounts, except for any asset acquired, sold, realised or applied in the ordinary course of business since the Accounts Date.  Each asset referred to in paragraph 11.1  capable of possession is in the possession or under the control of the Company.

11.3      The assets, facilities and services to which the Company has a contractual right include all the assets, facilities and services necessary for the operation of the Business in the same manner as it has been carried on during the twelve (12) months prior to the date of this Agreement.

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12.      Finance Arrangements

12.1      The name and address of each bank with which the Company maintains a bank account together with complete and accurate details of each account and all authorities, mandates, standing orders and direct debits are set out in the Disclosure Letter.

12.2      Complete and accurate details of all overdraft facilities of the Company and a complete and accurate list of all agreements or arrangements in respect of or providing for monies borrowed by the Company (including the amounts of all borrowings) are set out/contained in the Disclosure Letter.

12.3      Other than with respect to ordinary course trade payables not in excess of US$ 1 million, there are no debts owing by the Company which are outstanding and due and remain unpaid. No demand or written notice to repay has been received under, and, to Sellers’ Knowledge, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of the Company and no change in the direct or indirect control of the Company will or may result in such an event of default, early repayment or breach.

12.4      The Company has not lent or agreed to lend any money which has not been repaid to it when due and there are no material debts owing to the Company other than debts that have arisen in respect of trading and in the ordinary course of business.

12.5      No indebtedness (actual or contingent) and no contract or arrangement regarding such indebtedness is outstanding regarding such indebtedness between the Company or any Connected Person of the Company.

13.      Grants and Allowances

The Company has not applied for or received any grant, subsidy, loan or allowance from any governmental or other body other than as specified in the Disclosure Letter.

14.      Powers of Attorney

The Company has not given any power of attorney or other authority which will be in force after the Effective Time to any person to enter into any material contract or commitment on its behalf.

15.      Insurance

15.1      Accurate details of all insurance policies maintained by or covering the Company is set out in the Disclosure Letter.

15.2      All such insurance policies are in full force and effect, no material claims are outstanding, all premiums due and payable under such policies have been paid; and none of the policies contains any provisions as to change of control or ownership in respect of the insured and to Sellers’ Knowledge, no event has occurred which would be likely to give rise to any material claim under the policies.

15.3      The Company has not any individual insurance claims in excess of US$ 1 million outstanding under any of the policies.

16.      Insolvency

16.1      The Company is not insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due, and no circumstances have arisen for declaration of bankruptcy or opening of composition proceedings in respect of the Company.

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16.2      No order has been made or resolution passed for the winding up of the Company and no provisional liquidator has been appointed in respect of it. No petition has been presented or meeting convened for the purposes of winding up the Company and no step has been taken to initiate any process by or under which the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of the Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums.  The Company has not become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which would be likely to lead to the Company being dissolved and its assets being distributed.

16.3      No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of the Company or all or any of its assets and to Sellers’ knowledge, no steps have been taken to initiate any such appointment.  To Sellers’ knowledge, no analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of the Company.

17.      Intellectual Property

Registered Business IP Rights and Business Domain Names

17.1      The Disclosure Letter accurately identifies:

(a)      each Business Domain Name, and each Registered Business IP Right and each Business Social Media Account;

(b)      the jurisdiction in which each Registered Business IP Right has been granted, issued, registered or filed for, and the applicable application, registration or serial number; and

(c)      any other person that has an ownership interest in the relevant Business Domain Name or Registered Business IP Right and the nature of such ownership interest.

17.2      The Company has made available to the Purchaser in the Data Room, substantially complete and accurate copies of all applications and material correspondence between the Company and any Governmental Authority related to each Business Domain Name and Registered Business IP Right as available to the Company.

17.3      Except as disclosed pursuant to warranty 17.1, the Company is the sole and exclusive, legal and beneficial owner of all rights, title and interest in and to all Registered Business IP Rights, all Business Social Media Accounts (to the extent capable of being owned by the holder) and all Business Domain Names, in each case free from any and all Encumbrances.

17.4      All registration, renewal, maintenance and other official fees due in respect of all Business Domain Names and Registered Business IP Rights have been paid in full and on time, and all filings, payments, and other actions required to be made or taken to maintain each Registered Business IP Right and each Business Domain Name in full force and effect have been made by the applicable deadline.

17.5      To Sellers’ Knowledge, no Registered Business IP Right is being opposed in an opposition proceeding, and no third party is seeking its invalidation or revocation. Neither the  Management Sellers nor the Company has received written notice of any opposition to the grant of, or written notice of any legal proceedings or claims relating to, any Registered Business IP Right.

17.6      The Company is the registered proprietor of, or registered applicant in respect of, all Registered Business IP Rights, and is registered with the relevant registry as the registrant of each Business Domain Name.

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Business Software

17.7      Save for items of Open Source Code identified under warranty 17.10, Company is the sole, exclusive and unrestricted, legal and beneficial owner of all rights, title and interests to and in all items of the Business Owned Software related to the Empires & Puzzles Game and, to the Sellers’ Knowledge, the other Business Owned Software, in each case free and clear of any Encumbrances.

17.8      The Company has in its possession or control a complete and correct copy of all Source Code for all Business Owned Software. No portion of any Source Code for any Business Owned Software has been delivered, licensed, or made available to any escrow agent or other person who was not, as of the date on which such Source Code for any Business Owned Software was made available, an employee of the Company. The Company does not have a legally binding duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Business Owned Software to any escrow agent or other person. To Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Business Owned Software to any other person.

17.9      The Disclosure Letter contains a complete and accurate list of all Business Third Party Software that is material to the operation of the Business.

17.10      The Disclosure Letter identifies in reasonable detail, with respect to the Empires & Puzzles Game:

(a)      each item of Open Source Code that is contained in, linked to or distributed with the Empires & Puzzles Game or from which any part of the Empires & Puzzles Game is derived; and

(b)      the applicable license terms for each item of Open Source Code referred to in (a).

17.11      The Company has complied in all material respects with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

17.12      No Business Product or Business Owned Software contains, is derived from, is linked to, or is distributed with Open Source Code that is licensed under any terms that, based on the manner in which such Open Source Code is contained in, derived from, linked to, or distributed with, the relevant Business Product or Business Owned Software:

(a)      impose a requirement as a condition of use, modification or distribution of such Open Source Code that the relevant Business Product or Business Owned Software or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge; or

(b)      otherwise impose any other material limitation, restriction or condition on the right or ability of the Company to use or distribute any Business Product or Business Owned Software.

17.13      To Sellers’ Knowledge, no Business Software contains any Harmful Code.

Ownership of Core IP used in the Game

17.14      The Company is the sole, exclusive and unrestricted, legal and beneficial owner of all rights, title and interests to and in all Intellectual Property Rights that are fundamental to the operation of the Empires & Puzzles Game, in each case free and clear of any Encumbrances.

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Other Business IP

17.15      The Company is the sole, exclusive and unrestricted, legal and beneficial owner of all rights, title and interests to and in all Intellectual Property Rights, free and clear of any Encumbrance, in the Empires & Puzzles Game and, to the Sellers’ Knowledge, in the Company’s other Games.

17.16      Each person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Business Product or Business Owned IP has signed a valid, enforceable agreement containing an irrevocable assignment to the Company of all their rights to Intellectual Property Rights pertaining to such Business Product or Business Owned IP and confidentiality provisions protecting such Business Owned IP or such Intellectual Property Rights have vested automatically in the Company by operation of law based on their employment with the Company. To Sellers’ Knowledge, no current or former stockholder or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Business Owned IP. To Sellers’ Knowledge, no employee or contractor of the Company is (i) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any contract with any former employer or other person concerning Intellectual Property Rights or confidentiality.

17.17      No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Owned IP.

17.18      The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information belonging to or held by the Company as a trade secret or confidential information, or pertaining to any Business Owned IP.

17.19      The Company has not assigned, exclusively licensed or otherwise transferred ownership of, or agreed to assign, exclusively license or otherwise transfer ownership of, any Business Owned IP to any person.

17.20      The Company is not, or has not ever been, a member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates, or has the right to require or obligate the Company, to grant or offer to any other person any license or right to any Business Owned IP or covenant not to sue another person based upon any Business Owned IP.

17.21      The Company legally and beneficially owns or has valid and enforceable rights, licenses or permissions to use in the manner in which they are currently used by the Company all Business IP needed to conduct the Business as currently conducted. The Company does not require any Intellectual Property Rights other than the Intellectual Property Rights owned or licensed in by it in order to conduct its Business as currently conducted.

17.22      Each of the Business Owned IP is valid, subsisting, and enforceable and shall continue to be valid, subsisting and enforceable by the Company immediately after Closing.

17.23      The Disclosure Letter accurately identifies:

(a)      each contract, agreement or document pursuant to which: (i) any Intellectual Property Right included in the Empires & Puzzles Game or is otherwise material to the Business is or has been sold, assigned, or otherwise conveyed or provided to the Company; or (ii) the Company has licensed or otherwise received rights under or with respect to any Intellectual Property Right of a third party included in the Empires & Puzzles Game or is otherwise material to the Business (“Inbound IP Contracts”), other than non-exclusive licenses to third-party software that:

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(i)      is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Business Product or that is not otherwise material to the Business; and

(ii)      is licensed solely in executable or object code form, in non-customized form, and solely for the Company’s internal use or is generally available on standard terms for less than US$10,000 per month.

17.24      No Inbound IP Contract imposes any ongoing material financial obligation on the Company or any successor entity. The consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents shall not result in the imposition of any material financial or other obligations on the Company under or in connection with any Inbound IP Contract that the Company would not otherwise have been required to pay or assume had this Agreement not been entered into.

17.25      The Disclosure Letter accurately identifies each contract, agreement or document pursuant to which any person has been granted any licence under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Business Owned IP, if such licence or right is exclusive or sole or if such contract, agreement or document is material (“Outbound IP Contracts”). Except as set forth in the Disclosure Letter, the Company is not bound by, and none of the Business Owned IP is subject to, any contract containing any covenant or other provision that:

(a)      limits or restricts the ability of the Company to use, exploit, assert or enforce any Business Owned IP anywhere in the world in any material manner; or

(b)      obligates the Company to license any Business Owned IP to any person.

17.26      The Disclosure Letter lists, and the Sellers have made available in the Data Room complete and accurate copies of all Inbound IP Contracts and all Outbound IP Contracts (together, the “IP Contracts”).

17.27      All IP Contracts are in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party to any IP Contract is in breach of, or default under, any IP Contract. No allegation in writing of any breach, or default under, any IP Contract been made or received by any Management Seller or the Company. No written notice of termination of any IP Contract has been served or received by any Management Seller or the Company and, to Sellers’ Knowledge, there are no grounds for the termination, rescission or repudiation of any IP Contract. No allegation in writing of any such grounds have been made or received by any Management Seller or the Company.

17.28      There are no royalties, fee, commissions or other amounts payable by the Company to any person (other than salaries paid to employees by Company in accordance with the Company’s employee agreements, which have been made available in the Data Room and the contractor and supplier agreements which have been made available in the Data Room) upon or for the development, manufacture, sale, licensing, provision or distribution of any Business Product or the use of any of any Business Owned IP.

17.29      The Sellers have made available in the Data Room the following forms currently being used by the Company:

(a)      employee agreement; and

(b)      professional services, outsourced development, consulting or independent contractor agreements.

17.30      To Sellers’ Knowledge, no person has during the three (3) year preceding the date of this Agreement infringed, misappropriated or otherwise violated, and, no person is currently

EMEA 119924213	60

infringing, misappropriating or otherwise violating, any Business Owned IP.  The Disclosure Letter accurately identifies (and the Sellers have made available in the Data Room a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Management Seller or the Company (directly or indirectly) regarding any actual, alleged, or suspected infringement, misappropriation or violation of any Business Owned IP.

17.31      The Company has not infringed, misappropriated, or violated or made unlawful use of any Intellectual Property Right of any other person or engaged in unfair competition and is not currently infringing, misappropriating, or violating or making unlawful use of any Intellectual Property Right of any other person or engaging in unfair competition.  Without limiting the generality of the foregoing:

(a)      the conduct of the Business has not infringed, misappropriated, violated or otherwise made unlawful use of any Intellectual Property Right of any other person, nor is there to the Sellers’ Knowledge a legitimate basis for any such claim;

(b)      no Intellectual Property Right infringement, misappropriation, or similar claim or action is pending or, to the Sellers’ Knowledge, has been threatened in writing against any Management Seller or the Company or against any person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or action.  Neither any Management Seller nor the Company has received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of its employees or agents, or any Business Product, of any Intellectual Property Rights of another person, including any letter or other written communication suggesting that the Company is or were required to obtain a license to any Intellectual Property Right of another person; and

(c)      to Sellers’ Knowledge, no claim or action involving any Business IP licensed to the Company is pending or has been threatened, except for any such claim or action that, if adversely determined, would not adversely affect (a) the use or exploitation of such Business IP by the Company in connection with the Business as carried on the date of this Agreement, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Business Product in connection with the Business as carried on the date of this Agreement.

17.32      Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Business IP; (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IP Contract; (c) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other person; or (d) the grant, assignment, or transfer to any other person of any licence or other right or interest under, to, or in any Business IP.

18.      Information Technology

18.1       The Data Room contains complete copies of all material IT Contracts as in force at the date of this Agreement.

18.2      The Company is the sole and unrestricted, legal and beneficial owner and has direct control of all Company IT Assets or is validly licensed or otherwise authorised to use such Company IT Assets under a valid and subsisting written IT Contract, at the date of this Agreement, to the extent required for the operation of the Businesses of the Company in the ordinary course as conducted at the date of this Agreement. All Company IT Assets owned by the Company are free from any Encumbrance.

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18.3      The Company has full and unrestricted access to and use of all Company IT Assets and all Business Data without any further permission or consent from, or agreements with, any third party, including immediately after Closing.

18.4      In the twenty-four (24) months period ending on the date of this Agreement: (a) there have been no security breaches, breakdowns, malfunctions, failures, disruptions, impairments or other defects in any of the Company IT Assets which have caused a material and prolonged disruption to the Business of the Company or a material adverse effect on the Company’s customers; and (b) to Sellers’ Knowledge, no person has gained unauthorised access to any of the Company IT Assets or any Business Data whether stored on or processed by any of the Company IT Assets or by third parties acting on behalf of the Company, and to the Sellers’ Knowledge, no material Business Data stored on, or processed by, any of the Company IT Assets, or by third parties acting on behalf of the Company, have been lost, damaged, or corrupted, or have been accessed, deleted, used or modified unlawfully or without authorisation.

18.5      To Sellers’ Knowledge, none of the Company IT Assets contain any Harmful Code.

18.6      All Company IT Assets that are or have been operated by the Company and, to Sellers’ Knowledge, all Company IT Assets that are or have been operated by a third party are in good working condition and, to Sellers’ Knowledge, all Company IT Assets are functioning properly considering the purposes that such assets are used for by the Company in the Business.

18.7      The Company has in place back-up, recovery and restoration plans intended to ensure that in the event of a security breach, breakdown, malfunction, failure, disruption, impairment or other defect of any the Company IT Assets, the Business of the Company can continue to be conducted without material disruption or interruption.

18.8      All IT Contracts are in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party to any IT Contract is in material breach of, or default under, any IT Contract, nor has any written allegation of any material breach, or default under, any IT Contract been made or received by any Management Seller or the Company. No written notice of termination of any IT Contract has been served or received by any Management Seller or the Company, and to Sellers’ Knowledge, there are no grounds for the termination, rescission or repudiation of any IT Contract, and no written allegation of any such grounds have been made or received by the Company.

18.9      Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare:  (a) a loss of, or Encumbrance on, any Company IT Asset; or (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IT Contract.

19.      Data Protection

19.1      The Company complies, and has during the past three (3) years complied with and conducted its business in all material respects in compliance with, all applicable Data Protection Laws, including:

(a)      complying with all mandatory data protection principles established under any applicable Data Protection Laws in all material respects;

(b)      honouring requests from Data Subjects under Data Protection Laws to exercise their legal rights with respect to Personal Data for which the Company is a Controller, which have been received within the three-year (3) period immediately prior to Closing; and

EMEA 119924213	62

(c)      complying with all applicable requirements to notify, or register with, the relevant Authorities in relation to the Processing of Personal Data under applicable Data Protection Laws.

19.2      To Sellers’ Knowledge, at no point in the last three (3) years has there been any unauthorised or unlawful Processing of any Personal Data in respect of which the Company is a Controller.

19.3      The Company has not received:

(a)      any formal written notice from any Authority alleging non-compliance with applicable Data Protection Laws;

(b)      to the Sellers' Knowledge, within the three-year (3) period immediately prior to Closing any other written complaint from any person alleging that the Processing of Personal Data by, or on behalf of, the Company, is unlawful or materially inconsistent with any Data Protection Laws and/or Privacy and Data Security Policies;

(c)      any written notice of from any individual seeking to exercise their rights under applicable Data Protection Laws, or any claim or legal action brought by, or on behalf of, any person in respect of any breach of any applicable Data Protection Laws, or any contract regarding the processing of personal data;

(d)      the Company has no reason to believe that any such notice or complaint is likely to be received.

19.4      In each instance in which the Company has engaged a Processor to Process Personal Data, the Company has put in place an appropriate written contract with the Processor, in accordance with the requirements of applicable Data Protection Laws that (without limitation) requires such Processor to Process the relevant Personal Data in accordance with the instructions of the Company and to implement appropriate technical and organisational security measures to protect the Personal Data against unauthorised or unlawful destruction, loss, alteration, unauthorised disclosure or access, and, prior to engaging any such processor, the Company has carried out appropriate due diligence to confirm such Processor’s compliance with the requirements of Data Protection Laws and ensure the protection of the right of the Data Subject.

19.5      The Company has not transferred, instructed or expressly permitted any Processor to transfer, any Personal Data to any recipient located outside the European Economic Area, except in accordance with all applicable Data Protection Laws.

19.6      The Company has not accessed or stored any information on a Data Subject device without first providing the Data Subject with clear and comprehensive information about the access or storage and obtaining their consent, except where such access or storage was necessary to provide a service explicitly requested by the Data Subject or for the sole purpose of a transmission across a network.

19.7      The Company has obtained all consents necessary under applicable Data Protection Laws for the direct marketing of its (and any third party) products and services to Data Subjects (including by e-mail and SMS), and has provided Data Subjects with an easy-to-exercise and effective means by which they can opt-out of such marketing.

19.8      The Disclosure Letter lists (and the Data Room contains) complete and accurate copies of:

(a)      all current registrations or notifications to Authorities made by the Company under applicable Data Protection Laws;

(b)      the Company’s Privacy and Data Security Policies currently in force, or in force at any point in the last three (3) years;

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(c)      all material contracts or agreements between the Company and any Processor and/or Controller, including without limitation material contracts for data storage, servers, and analytics services in force on the date hereof; and

(d)      all agreements relating to the transfer of Personal Data to any recipient outside the European Economic Area.

19.9      Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents), including the Company Processing of Personal Data in connection with the Transaction Documents, will result in any violation of any applicable Data Protection Laws.

20.      Business Products

20.1      The Disclosure Letter contains a complete and accurate list of all Business Products. The Disclosure Letter sets forth, for each Business Product, (i) the name of the Business Product; (ii) the territories in which the Business Product is distributed; and (iii) the distribution platforms on which the Group makes the Business Products available.

21.      Premises

21.1      The office premises of the Company is at Kasarmikatu 42, 5th and 4th floor, 00130 Helsinki, Finland (the “HQ”), and Hatanpään valtatie 34 D 403, 33100 Tampere, Finland, and the related lease agreements have an aggregate monthly rent of €[***] (before VAT) (the “Premises”). The lease of the HQ can be terminated as set out in the lease agreements contained in the Data Room under index 6.5.

21.2      Other than in relation to the Premises, the Company is not actually or contingently liable in relation to any existing or previously owned, leased, licenced or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such real estate).

21.3      All rents and outgoings, fees and other payments due to all applicable authorities have been paid up‑to‑date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due, in each case in respect of the Premises.

21.4      There are no written notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Premises or their use including any dispute or written notice from any landlord, written notice of eviction request from any landlord or governmental or administrative authority.

21.5      There are no reasons to expect that material expenditure will be incurred by the Company in respect of the Premises (including material repairs/dilapidations costs and service charges).

21.6      To Sellers’ Knowledge, no rent reviews and/or rent adjustments under any leases of the Premises are currently outstanding or in process.

22.      Employment

22.1      Complete and accurate particulars of the terms of employment or engagement of all Key Managers and template (or actual) contracts under which all other Employees are employed or engaged are contained in folder 5 of the Data Room.

22.2      All the Company’s Employees (where applicable) hold a valid visa, immigration and/or work permits they require in order to be legally and validly employed by the Company.

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22.3      Complete and accurate details of all remuneration and other benefits actually provided or which the Company is bound to provide (including participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, long term disability insurance, life assurance, directors’ and officers’ insurance, redundancy and other benefit schemes, arrangements and understandings in each case exceeding those under applicable law or collective bargaining agreement (the “Schemes”)) (save in respect of any pension or other retirement benefit schemes, arrangements and understandings as set out in the Disclosure Letter and in paragraph 23  below), are contained in indexes 5.4, 6.3.19, 7.8, 6.3.17, 1.5 and 1.2.1 of the Data Room.

22.4      The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority, in relation to them, have been so filed.

22.5      There are no terms and conditions in any contract with any Employee, and no commitment has been made (whether or not legally binding) to any Employee, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such Employee to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction contemplated by this Agreement.

22.6      The Company is in all material respects in compliance with all labour, social security, health, hygiene and work safety, and welfare laws in the relevant jurisdiction. The Company has during the last two (2) years not received any written complaint or claim with respect to any applicable labour, social security, health, hygiene, work safety and safety and welfare laws in relation to an employee of the Company.

22.7      The Company has duly and timely declared and paid all accrued legal and contractual rights and entitlements, including but not limited to salaries, wages, fees and other salary related payments and benefits together with all related payments to relevant governmental authorities, related social and retirement contributions, holiday pay, overtime pay, bonuses, payments for holidays and applicable indemnities of any kind whatsoever, including severance and notice pay of the employees, where applicable.

22.8      Since the Accounts Date, the Company has not made, announced or proposed any material changes to the salary or benefits of or any bonus to any Employees and the Company is not under any express or implied obligation to make any such changes with or without retrospective operation except as provided under applicable collective bargaining agreement.

22.9      There are no amounts owing from, or agreed to be loaned or advanced by the Company to, any Employees (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

22.10      Full details of all material disciplinary and grievance matters in relation to the Employees within the last twelve (12) months are contained in the Disclosure Letter.

22.11      Since the Accounts Date, no Employee has given or received written notice to terminate his or her employment or engagement.

22.12      To Sellers’ Knowledge, none of the Key Managers are bound by any non‑compete agreements with third parties that may affect its working conditions or the business of the Company.

22.13      There are no outstanding offers of employment or engagement by the Company to any person who would become an Employee and no person has accepted such an offer but not yet taken up the position accepted.

22.14      There are no indemnities in place by the Company for the benefit of any the Company’s directors in respect of third party proceedings.

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22.15      Full details of all severance payments and awards for compensation made against the Company in respect of current or past Employees in the last two (2) years are contained in the Disclosure Letter.

22.16      Complete and accurate details are set out in the Disclosure Letter of any redundancy payment which the Company has made in excess of the statutory redundancy entitlement to any Employee or former Employee in the last two (2) years, and there is no provision in any occupational pension scheme in which Employees participate which provides enhanced benefits on redundancy in excess of those following from applicable law or collective bargaining agreement.

22.17      Complete and accurate details are set out in the Disclosure Letter of each trade union, works council, whether national or cross-border, staff association or other body recognised by the Company for the purposes of representing any Employees, including any requests or proposals to establish any such body received or made in writing within the last two (2) years, and complete and accurate copies of all collective agreements applied by the Company are contained under index 6.6.1 of the Data Room.

22.18      Within the two (2) years preceding the date hereof the Company has not been engaged or involved in any trade dispute with any Employee, trade union, works council, staff association or any other body representing Employees.

22.19      To Sellers’ Knowledge, no past or present Employee has any claim pending against the Company.

22.20      The Company has not within the eighteen (18) months preceding the date hereof entered into any agreement which involved or may involve the automatic transfer of staff by operation of law.

22.21      The Company has not outsourced the management or operation of its business or any part thereof to any person or service provider such that any individual and/or the employees of any such relevant person or service provider would be considered as an employee of the Company or there may be an automatic transfer of staff to the Company by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

23.      Pensions

For the purposes of this paragraph 23, the following expressions shall have the following meanings:

“Disclosed Plans” means the mandatory employee insurances in Finland (including pension insurance (Fi. TyEL), accident insurance (Fi. työtapaturmavakuutus) and sickness insurance (Fi. työnantajan sairausvakuutus)).

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, in each case in excess of those provided by applicable law and collective bargaining agreement; and

“Employee” means a current or former employee or a current or former director or other officer of the Company.

23.1      Other than the Disclosed Plans, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which the Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of an Employee or an Employee’s dependants and no written undertaking or assurance has been given by the Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits (including those provided under the Disclosed Plans) other than pursuant to the Disclosed Plans.

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23.2      There are not outstanding contributions, costs (including levies) or expenses payable by the Company in respect of the Disclosed Plans and the Company has no other monetary obligations (including actuarial, consultancy, legal or other fees) to or in respect of the Disclosed Plans, except as accrued in the ordinary course of business or as reflected in the Management Accounts.

23.3      No claim has been made or, to the Sellers’ Knowledge, threatened against the Company, or, to Sellers’ Knowledge, against any person whom the Company is or may be liable to indemnify or compensate, in connection with any of the Disclosed Plans (other than routine claims for benefits), nor to Sellers’ Knowledge are there any circumstances which may give rise to any such claim.

24.      Competition

24.1      The Company is not or has not at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(a)      is or was in breach of any competition legislation in any jurisdiction in which the Business is or has been carried on;

(b)      is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition legislation in any jurisdiction in which the Business is or has been carried on;

(c)      is or has been during the past three (3) years the subject of any complaint, proceedings, or threat of complaint or proceedings, by any third party concerning any competition legislation of any jurisdiction in which the Business is or has been carried on;

(d)      to the Sellers’ Knowledge, is or was otherwise registrable, notifiable, unenforceable or void pursuant to any competition legislation or which renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any competition legislation in any jurisdiction in which the Business is or has been carried on.

24.2      The Company has not given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against the Company, or in relation to it, pursuant to any competition legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which the Company is permitted to conduct any of the Business.

24.3      The Company has not received any aid, or any written notice of any investigation, or complaint in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

25.      Taxation

25.1      All liabilities of the Company for Tax as at the Accounts Date are provided for in the Accounts in accordance with Applicable Accounting Standards and all Tax for which the Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and the Company has made all such withholdings and deductions with respect to Tax that it was obliged to make and has accounted in full to the appropriate authority for all amounts so withheld or deducted.

25.2      The Company has maintained all records in relation to Tax which it is required to maintain, in accordance with any applicable requirements.

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25.3      The Company is not involved in any dispute in relation to Tax with any Taxation Authority and there are no circumstances existing which make it likely that such a dispute will arise.

25.4      The Company has not received any written notice from any Taxation Authority which required or will require the Company to withhold Tax from any payment made since the Accounts Date.

25.5      All returns to be submitted, all information required by law to be supplied and all notices and payments required by law to be made by the Company in each case for the purposes of Taxation have been duly submitted, supplied or made to the relevant Taxation Authority, all such returns, information, notices and payments are correct, and there is not, and to the Sellers’ Knowledge, there is not likely to be, any dispute or enquiry in respect of any of them with any Taxation Authority as at the date of this Agreement.

25.6      The Company has not since its incorporation paid or become liable to pay, nor are there any circumstances by virtue of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

25.7      The amount of Tax chargeable on the Company since its incorporation has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

25.8      The Company has not since its incorporation been the subject of an investigation, audit or visit by any Taxation Authority and there are no circumstances existing which make it likely that such an investigation, audit or visit will be made.

25.9      The Company is not liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by the Company.

25.10      The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax or which contain any step or steps which have no commercial purpose.

25.11      The Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant value added or turnover tax applicable in any relevant jurisdiction and has never been treated as a member of a group for such value added or turnover tax.

25.12      The Company has complied with all applicable statutory provisions, rules, regulations and orders concerning the relevant value added or turnover tax in any relevant jurisdiction.

25.13      The Company is resident for Taxation purposes solely in the jurisdiction in which it is incorporated and the Company is not or has never been liable for Tax in any other jurisdiction.

25.14      The Company is not a party to any transaction or arrangement, the terms of which are materially different from terms that would exist were the transaction to be entered into by two unconnected parties dealing at “arm’s-length” between independent enterprises.

25.15      All documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty or other transfer Taxes payable by the Company have been duly stamped or otherwise paid.

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Schedule 5

Sellers’ Limitations on Liability

1.      Limitations on Quantum

Subject to paragraph 7 of this Schedule 5 (Sellers’ Limitations on Liability):

1.1      The liability of the Sellers in respect of any Warranty Claim or Tax Claim (where applicable):

(a)      shall not arise unless and until the amount of all Losses subject to Warranty Claims (excluding Sellers’ Fundamental Warranty Claims) for which they would, in the absence of this provision be liable, exceeds US$5,000,000.00 (five million dollars), in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess (subject to the other limitations set out in this Schedule); and

(b)      shall not:

(i)      in the case of a Sellers’ Fundamental Warranty Claim, exceed the aggregate Closing Consideration paid to the Sellers, on the basis that the maximum aggregate liability of any Seller in respect of all such claims shall not exceed its Pro Rata Portion of the Closing Consideration actually received by the Seller;

(ii)      in the case of a Fundamental Operational Warranty Claim, exceed the aggregate Closing Consideration paid to the Sellers, on the basis that the maximum aggregate liability of any Seller in respect of all such claims shall not exceed its Pro Rata Portion of the Closing Consideration actually received by the Seller; and

(iii)      in the case of a Sellers’ Operational Warranty Claim or Tax Claim, exceed the Escrow Amount, on the basis that the maximum aggregate liability of any Seller in respect of all such claims shall not exceed its Pro Rata Portion of the Escrow Amount.

1.2      Subject to paragraph 8 below, each Seller’s aggregate liability under this Agreement for any reason whatsoever shall be limited to the Pro Rata Portion of the Closing Consideration actually received by such Seller.

1.3      In respect of a claim against the Sellers under this Agreement for breach of any of the Sellers' Operational Warranties, the Purchaser shall, subject to the other limitations in this Schedule 5, be entitled to claim and deduct the entire amount of such claim from the Escrow Amount only.

1.4      In respect of a claim against any of the Sellers under this Agreement for breach of any of the Sellers’ Fundamental Warranties, the Purchaser shall only be entitled to claim damages from the Seller who breached the relevant Sellers’ Fundamental Warranty (unless any other Seller had actual knowledge of such breach).

1.5      In respect of a claim against the Sellers under this Agreement for breach of any of the Fundamental Operational Warranties, the Purchaser shall, subject to the other limitations set out in this Schedule, be entitled to claim the entire amount of such claim from (a) first, the Escrow Amount; and (b) second, to the extent that the amount standing to the credit of the Escrow Account is insufficient to satisfy such claim in full, from the Sellers, subject always to paragraph 1.1(b) above and provided that each Seller shall not be liable for more than its Pro Rata Portion of the aggregate amount settled or determined in favour of the Purchaser in respect of such claim.

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2.      Time Limits

Subject to paragraph 7 of this Schedule 5 (Sellers’ Limitations on Liability), the Sellers shall not be liable in respect of any Warranty Claim unless written notice of the matter giving rise to the claim setting out reasonable details of the claim (including an estimation of its amount) so far as then known to the Purchaser is given by or on behalf of the Purchaser to the Sellers or the Sellers’ Representative:

2.1      in the case of a Sellers’ Fundamental Warranty Claim, by no later than five (5) years from the Closing Date;

2.2      in the case of a Sellers’ Operational Warranty Claim, by no later than eighteen (18) months from the Closing Date;

2.3      in the case of a Fundamental Operational Warranty Claim, by no later than thirty-six (36) months from the Closing Date; and

2.4      in the case of a Tax Indemnity Claim, by no later than the date that is six (6) months after the expiry of the limitation period in any applicable jurisdiction for raising a Tax assessment in respect of any period ended on or before the Closing Date, provided that any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within six (6) months of such written notice being given to the Sellers or to the Sellers’ Representative, except that the Sellers shall not be liable for any claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability, save that the fact that the liability may not become an actual liability by the relevant date in this paragraph 2 of this Schedule 5 (Sellers’ Limitations on Liability) shall not exonerate or release any of the Sellers from liability in respect of any claim properly notified before that date.

3.      Conduct of Claims

3.1      If any member of the Purchaser’s Group becomes aware of any claim or potential claim against it or the Company by another person or any claim which the Company is entitled to bring against another person, in each case which is reasonably likely to lead to a Warranty Claim or an Indemnity Claim (a “Third Party Claim”), the Purchaser shall and shall procure that each relevant member of the Purchaser’s Group shall:

(a)      as soon as reasonably practicable, give the Sellers’ Representative notice in writing of the Third Party Claim;

(b)      make no admission of liability or settle or compromise the Third Party Claim without prior consultation with the Sellers’ Representative (which shall involve taking into account the reasonable comments of the Sellers’ Representative); and

(c)      for the duration of the Third Party Claim, provide the Sellers’ Representative and its respective Agents with such information relating to the Third Party Claim as they may reasonably request (including reasonable access to premises and personnel on reasonable notice). If the Purchaser settles any Third Party Claims, such settlement shall not be dispositive of any claim arising in relation to the same facts, matters, events or circumstances giving rise to such Third Party Claim.

4.      No Double Recovery

4.1      The Purchaser shall be entitled to bring more than one claim arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage or deficiency, irrespective of whether it gives rise to more than one claim.

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5.      Other limitations

Warranty Claims (other than Tax Warranty Claims)

5.1      The Sellers shall not be liable for any Warranty Claim (other than a Tax Warranty Claim) if, and to the extent that:

(a)      a liability arises or is increased as a result of any voluntary act or deliberate omission of the Purchaser (or any persons deriving title from it) or the Company after Closing other than:

(i)      pursuant to a legally binding obligation entered into by the Company before Closing; or

(ii)      in the ordinary course of business; or

(iii)      in order to comply with any mandatory law; or

(iv)      at the written request of or with the written consent of the Sellers’ Representative;

(b)      a specific allowance, provision or reserve in respect of any liability the subject of the Claim was made in the Closing Accounts;

(c)      the matter, fact or circumstance giving rise to the Warranty Claim was Disclosed in the Disclosure Letter;

(d)      it is attributable to

(i)      a change in the law (whether retrospectively or not); or

(ii)      any change after Closing in the bases upon which the accounts of the Company are prepared or any change in accounting or taxation practice, policies or principles; or

(e)      it arises or is increased by a failure by Purchaser to comply with its obligations under this Agreement; or

(f)      it would not have occurred but for any matter or thing done or omitted to be done pursuant to this Agreement or otherwise at the request or with the approval of the Purchaser;

(g)      it has been compensated for by a third party.

5.2      If the subject matter of the Warranty Claim is capable of remedy, the Sellers shall not be liable for the Claim if the breach or default is remedied by them (in their capacity as Sellers but not as agents of the Company) to the reasonable satisfaction of the Purchaser within 30 days of receipt by them of the notification of the Claim pursuant to paragraph 2 of this Schedule 5.

Tax Claims

5.3      The Sellers shall not be liable for any Tax Claim if, and to the extent that:

(a)      a provision or reserve in respect of that Tax liability was made in the Closing Accounts;

(b)      payment or discharge of the Tax liability has been made prior to the Closing and reflected in the Closing Accounts;

(c)      the Tax liability arises or is increased as a result of:

(i)      a change in Tax rates or in legislation made after Closing; or

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(ii)      a change or withdrawal after Closing of any published practice, concession or interpretation of any Taxation Authority;

(iii)      a change made after Closing in accounting practice or principles or any change made after Closing in the bases on which the accounts of the Company are prepared except in either case in order to comply with generally accepted accounting practice or law in each case with retrospective effect;

(d)      the Tax liability has been discharged without cost to the Purchaser or the Company;

(e)      the Tax liability would not have arisen but for a voluntary act, omission or transaction carried out (other than in fulfilment of a legally binding commitment entered into by the Company on or before Closing) by the Purchaser or the Company after the Closing and otherwise than in the ordinary course of business of the Company; or

(f)      the Purchaser or the Company has already been compensated in respect of the Tax liability.

6.      The liability of the Sellers under the Tax Indemnity shall be reduced if and to the extent that any Tax liability has been recovered under the Warranties or under any other part of the Agreement (and vice versa).

General

6.1      The Sellers shall not be liable for any Warranty Claim or a Tax Claim if, and to the extent that the liability of the Sellers is increased as a consequence of a failure by the Purchaser to comply with its obligations under paragraph 3 (Conduct of Claims) of this Schedule.

6.2      If the Sellers make any payment to the Purchaser or the Company, or any part of the Escrow Amount is released to the Purchaser, in each case, in relation to any Warranty Claim or Indemnity Claim and the Purchaser or the Company subsequently receives from a third party any sum of funds which would not have been received but for the circumstances giving rise to the subject matter of that claim, the Purchaser shall, once it or the Company has received such funds, immediately repay or procure the repayment to the Sellers of either:

(a)      the amount of such receipt (after deducting an amount equal to the costs of the Purchaser or the Company incurred in recovering such receipt and any Taxation payable on it); or if lesser;

(b)      the amount paid by the Sellers or the amount of the Escrow Amount released to the Purchaser together with any interest paid to the Purchaser or the Purchaser’s Group in respect of such amount.

7.      Duty to Mitigate

Nothing in this Agreement restrict or limit the Purchaser’s obligation at law to mitigate any loss or damage which it may incur as a result of a fact, matter, event or circumstance giving rise to a Warranty Claim or an Indemnity Claim.

8.      Exclusion of Sellers’ Limitations

Nothing in this Schedule 5 (Sellers’ Limitations on Liability) applies to a claim that arises as a result of fraud, intentional misrepresentation or wilful breach by any of the Sellers or any of their respective Agents.

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9.      Consequential and Indirect Loss

The Sellers shall not be liable for any Warranty Claim (save for Sellers’ Fundamental Warranty Claims) under this Agreement in respect of any (i) indirect or consequential losses, damages or costs (unless such losses, damages or costs were reasonably foreseeable) or (ii) any multiple-based losses, damages or costs (unless the Company or any member of the Purchaser’s Group is actually obligated to pay for such multiple-based losses, damages or costs to a third party as a result of a Third Party Claim).

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Schedule 6

Closing Accounts

Part 1
Rules for Preparation of Closing Accounts

1.1      The Closing Accounts shall:

(a)      be prepared:

(i)      as at the Effective Time;

(ii)      based on the Company’s accounting records; and

(iii)      in accordance with this Part 1 (Rules for Preparation of Closing Accounts) of this Schedule 6 (Closing Accounts);

(b)      comprise: an unaudited balance sheet and profit and loss statement of the Company and a Closing statement, each substantially in the form set out in Part 4 (Closing Accounts Format) of this Schedule 6 (Closing Accounts), specifying:

(i)      Actual Cash; and

(ii)      Actual Debt;

(c)      subject, where applicable, to the remaining provisions of this Part 1 (Rules for Preparation of Closing Accounts) of this Schedule 6 (Closing Accounts), be prepared and determined, and the items and amounts to be included in them shall be identified and calculated:

(i)      by applying the specific accounting treatments set out in Part 2 (Specific Accounting Treatments) of this Schedule 6 (Closing Accounts);

(ii)      subject to paragraph 1.1(c)(i), by applying the accounting principles, policies and practices which were applied in the preparation of the Accounts (including in relation to the exercise of accounting discretion or judgment) to the extent that such accounting principles, policies and practices complied with the Applicable Accounting Standards; and

(iii)      subject to paragraphs 1.1(c)(i) and (ii), by applying the Applicable Accounting Standards.

1.2      Items and amounts to be included in the Closing Accounts in respect of Actual Cash and Actual Debt which are expressed in a currency other than US$ shall be converted into US$ at the Exchange Rate on the Closing Date.

Part 2
Specific Accounting Treatments

1.1      The Closing Accounts shall be prepared:

(a)      as if the date to which they are made up is the last day of a financial year;

(b)      so as to exclude the effect any and all effects of this Agreement and the transactions contemplated by this Agreement, including of the change of control and ownership of the Company, and the Closing Accounts shall not re‑appraise the value of any of the assets of the Company resulting from such change of control and ownership or any

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related changes to the business of the Company, save as expressly provided in this Schedule 6 (Closing Accounts);

(c)      so as to take account of no events arising or received following the Effective Time, and on the basis that the Closing Accounts reflect the position of the Company as at the Effective Time and shall exclude the effects of any post‑Effective Time reorganisations or other post‑Effective Time actions, intentions or obligations of the Purchaser; and

(d)      on a going concern basis.

1.2      In determining the Actual Cash and Actual Debt, no amount shall be double counted.

1.3      Clause 17.2 regarding grants from Business Finland shall be taken into account when determining Actual Debt.

Part 3
Preparation, Delivery and Agreement

1.      Process

1.1      As soon as reasonably practicable following Closing and in any event within sixty (60) Business Days of the Closing Date, the Purchaser shall prepare the draft Closing Accounts in accordance with the provisions of Part 1 (Rules for Preparation of Closing Accounts) of this Schedule 6 (Closing Accounts) (the “Draft Closing Accounts”) and deliver the same to the Sellers’ Representative.

1.2      Within twenty (20) Business Days of receipt from the Purchaser of the Draft Closing Accounts, the Sellers’ Representative shall either:

(a)      confirm to the Purchaser in writing its acceptance of the Draft Closing Accounts; or

(b)      notify the Purchaser in writing of its non‑acceptance of the Draft Closing Accounts (a “Non‑Acceptance Notice”), together with reasonable written details of each matter disputed and of its proposed modifications.

1.3      If the Sellers’ Representative serves a Non‑Acceptance Notice pursuant to paragraph 1.2, the Purchaser and the Sellers’ Representative shall use all reasonable endeavours to meet and discuss the objections of the Sellers and to agree to the adjustments (if any) required to be made to the draft Closing Accounts within twenty (20) Business Days after the Purchaser receives the Non‑Acceptance Notice.

1.4      If the Sellers’ Representative confirms its acceptance of the Draft Closing Accounts (either as originally submitted to it or with such modifications as the Purchaser and the Sellers’ Representative agree in writing) or fails to notify the Purchaser of its non‑acceptance in accordance with paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 6 (Closing Accounts), the Draft Closing Accounts (incorporating any modifications agreed in writing) shall constitute the Closing Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

2.      Disputes

2.1      If the Purchaser and the Sellers’ Representative are unable to agree on the Draft Closing Accounts within fifteen (15) Business Days of the Purchaser’s receipt of the Sellers’ Representative’s Non‑Acceptance Notice, the disputed matters may be referred for determination by either Party to the Independent Accountant or, if the Independent Accountant is unable or unwilling to act, an independent reputable firm of accountants of international standing to be agreed to by the Purchaser and the Sellers’ Representative in writing or, failing such agreement, to a third party acceptable for the Sellers’ Representative and the Purchaser (the “Expert”).

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2.2      The following provisions shall apply in relation to the Expert:

(a)      within ten (10) Business Days of the Expert’s appointment, the Sellers’ Representative and the Purchaser shall each prepare a statement in writing on the disputed matters which (together with the relevant supporting documents) shall be submitted to the Expert and simultaneously copied to the other Party;

(b)      each of the Sellers’ Representative and the Purchaser shall be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than ten (10) Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;

(c)      in making its decision in relation to the dispute, the Expert shall be directed to apply:

(i)      the provisions of this Schedule 6 (Closing Accounts);

(ii)      subject to paragraph 2.2(c)(i) above, such terms of reference as are submitted jointly to it by the Parties in writing any time prior to its final decision in relation to the dispute; and

(iii)      subject to paragraphs 2.2(c)(i) and (ii) above, such terms of reference as it deems reasonably appropriate;

(d)      in giving its determination, the Expert shall state what adjustments (if any) are necessary to the Draft Closing Accounts in relation to the disputed matters for the purposes of this Agreement;

(e)      the Expert shall be requested to notify the Purchaser and the Sellers’ Representative of its decision within thirty (30) Business Days of its appointment pursuant to this Schedule 6 (Closing Accounts), or such longer reasonable period as it may determine;

(f)      the Expert shall act as an expert (and not as an arbitrator) in making its determination; and

(g)      the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Draft Closing Accounts which, as adjusted in the manner which the Expert has determined is necessary, shall constitute the Closing Accounts for the purposes of this Agreement.

3.      Access to Information and Costs

3.1      Each Party shall bear its own costs in connection with the Closing Accounts, save that the fees and costs of any Expert shall be borne equally by the Purchaser and the Sellers.

3.2      The Purchaser and the Sellers shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 2.1 of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 6 (Closing Accounts), with reasonable access (at reasonable times) to all information relating to the operations of the Company in its possession or control, including to all books, records (and the right to take copies, including electronic copies), employees and other personnel, and give all assistance requested, as may in each case be reasonably be required in order for the Purchaser, the Sellers or the Expert (as the case may be) to prepare, review, make submissions in relation to or determine the Closing Accounts.

Part 4
Closing Accounts Format

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Schedule 7

Post-Closing Financial Adjustments

Part 1
General

1.      When the Closing Accounts have been agreed or determined in accordance with Schedule 6 (Closing Accounts), the payments set out in this Part 1 (General) shall be made in accordance with Part 2 (Settlement of Adjustments) of this Schedule 7 (Post-Closing Financial Adjustments).

Cash

2.      If the Actual Cash:

2.1      is greater than the Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Paying Agent who shall receive such amount on behalf of the Sellers; or

2.2      is less than the Estimated Cash, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Debt

3.      If the Actual Debt:

3.1      is less than the Estimated Debt, then the Purchaser shall pay an amount equal to the difference to the Paying Agent who shall receive such amount on behalf of the Sellers; or

3.2      is greater than the Estimated Debt, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Interest

4.      Any amount that is payable pursuant to this Schedule 7 (Post-Closing Financial Adjustments) shall be paid in cash in US$ and shall carry interest at the Interest Rate calculated on a daily basis for the period such payment is due in accordance with paragraph 1 of Part 2 (Settlement of Adjustments) up to and including the date of actual payment (both before and after any judgment).

Part 2
Settlement of Adjustments

1.      The Purchaser and the Sellers agree that the sums that each is respectively obliged to pay pursuant to this Schedule 7 (Post-Closing Financial Adjustments) shall be aggregated and set-off against each other. Whichever of the Purchaser or Sellers is then left with any payment obligation thereunder shall make such aggregated payment to the other Party (the “Adjustment Payment”) within ten (10) Business Days of the date on which the Closing Accounts are agreed or determined pursuant to Schedule 6 (Closing Accounts) and in accordance with Clause 30 (Payments).

2.      If the final Adjustment Payment is to be made by the Sellers to the Purchaser and such final Adjustment Payment is an amount less than or equal to US$200,000 (two hundred thousand US dollars), then such final Adjustment Payment can be paid from the Sellers to the Purchaser

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from the Escrow Account. If, however, the final Adjustment Payment is to be made by the Sellers to the Purchaser and such final Adjustment Payment is an amount greater than US$200,000 (two hundred thousand US dollars), then such final Adjustment Payment shall be payable directly from the Sellers and not from the Escrow Account. If the final Adjustment Payment due from the Sellers to the Purchaser is not satisfied in full by a release from the Escrow Account, the shortfall shall be borne by the Sellers in their Pro Rata Portions.

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Schedule 8

Step-In Consideration

Part 1
Rules for Preparation of Step-In Accounts and Accounting Treatment

1.      The Sellers and the Purchaser agree that:

1.1      the Step-In Accounts shall be prepared based on the Company’s accounting records in a manner consistent with the principles applied by the Company prior to the Effective Date, as adjusted in accordance with this Schedule 8 (Step-In Consideration); and

1.2      Company EBITDA and Company Bookings shall be determined based on the Step-In Accounts for the relevant Step-In Period;

2.      The Step-In Accounts shall be prepared and determined, and the items and amounts to be included in them shall be identified and calculated:

(i)      by applying the specific accounting treatments on revenue and cost bookings as set out in Part 3 (Company EBITDA Calculation Format) and Part 4 (Revenue and Cost Booking) of this Schedule 8 (Step-In Consideration);

(ii)      subject to (i), exclusion of the impact of revenue deferrals, elimination of transaction and integration-related costs, elimination of Purchaser’s Group overhead allocation, elimination of management charges;

(iii)      subject to (i) and (ii), the accounting principles, policies and practices which were applied in the preparation of the Closing Accounts (including in relation to the exercise of accounting discretion or judgment) to the extent that such accounting principles, policies and practices complied with the Applicable Accounting Standards; and

(iv)      subject to (i) to (iii), by applying the Applicable Accounting Standards.

Part 2
Preparation, Delivery and Agreement of Step-In Accounts

Process

1.      As soon as reasonably practicable following the end of the relevant Step-In Period, and in any event within sixty (60) Business Days thereafter, the Purchaser shall procure that draft statements of the Company EBITDA, Company EBITDA Margin and Company Bookings (the “Draft Step-In Accounts”) are prepared in accordance with the provisions of this Schedule 8 (Step-In Consideration) and delivered to the Sellers’ Representative. The Sellers’ Representative shall be entitled to obtain access to all materials that form the basis of the Draft Step-In Accounts.

2.      Within twenty (20) Business Days of receipt from the Purchaser of the Draft Step-In Accounts, the Sellers’ Representative shall either:

2.1      confirm to the Purchaser, in writing, its acceptance of the Draft Step-In Accounts; or

2.2      notify the Purchaser, in writing, of its non-acceptance of the Draft Step-In Accounts, together with reasonable written details of each matter disputed and of its proposed modifications.

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3.      If the Sellers’ Representative confirms its acceptance of the Draft Step-In Accounts (either as originally submitted to it or with such modifications as the Purchaser and the Sellers’ Representative agree in writing) or fails to notify the Purchaser of its non-acceptance in accordance with paragraph 2.2 of this Part 2 (Preparation, Delivery and Agreement of Step-In Accounts), then the Draft Step-In Accounts shall constitute the relevant Step-In Accounts for the purposes of this Agreement, which shall be final and binding on the Parties.

Disputes

4.      If the Purchaser and the Sellers’ Representative are unable to agree on the Draft Step-In Accounts (including the Step-In Year One Multiple, Step-In Year Two Multiple, Step-In Year Three Multiple and/or the amount of the Step-In Consideration) within 20 Business Days of the Sellers’ Representative’s notification of non-acceptance to the Purchaser in accordance with paragraph 2.2 of this Part 2 (Preparation, Delivery and Agreement of Step-In Accounts), then the following process shall be applied:

4.1      the matters in dispute may be referred for determination by either Party to the Independent Accountant or, if the Independent Accountant is unable or unwilling to act, an independent reputable firm of accountants of international standing to be agreed to by the Purchaser and the Sellers’ Representative in writing or, failing such agreement, to a third party acceptable for the Sellers’ Representative and the Purchaser (the “Expert”);

4.2      in making its decision in relation to the dispute, the Expert shall be directed to:

(a)      act as an independent expert and not as an arbitrator;

(b)      apply:

(i)      the relevant provisions of this Schedule 8 (Step-In Consideration);

(ii)      subject to paragraph 4.2(b)(i) of this Part 2 (Preparation, Delivery and Agreement of Step-In Accounts) of this Schedule 8 (Step-In Consideration), such terms of reference as are submitted jointly to it by the Parties in writing at any time prior to its final decision in relation to the dispute; and

(iii)      subject to paragraphs 4.2(b)(i) and 4.2(b)(ii) of this Part 2 (Preparation, Delivery and Agreement of Step-In Accounts), such terms of reference as it deems reasonably appropriate; and

(c)      notify the Purchaser and the Sellers’ Representative of its decision within 20 Business Days of its appointment pursuant to Part 2 (Preparation, Delivery and Agreement of Step-In Accounts) of this Schedule 8 (Step-In Consideration), or such longer reasonable period as it may determine.

5.3      the decision of the Expert shall, in the absence of manifest error or fraud:

(a)      be final and binding on the Parties; and

(b)      be applied to the Draft Step-In Accounts which, subject to such adjustments (if any) as the Expert has determined are necessary (acting in accordance with this paragraph 4) in respect of the matters in dispute, shall constitute the Step-In Accounts for the relevant Step-In Year for the purposes of this Agreement.

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Access to Information and Costs

5.      The Purchaser and the Sellers’ Representative shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 4 of this Part 2 (Preparation, Delivery and Agreement of Step-In Accounts) with reasonable access (at reasonable times) to all information relating to the operations of the Company in their respective possession or control, including to all books, records, employees and other personnel, as may be reasonably required in order for the Purchaser, the Sellers’ Representative or the Expert (as the case may be) to prepare, review the Draft Step-In Accounts and prepare and determine the Step-In Account.

6.      Each Party shall bear its own costs in connection with the Step-In Accounts, save that the fees and costs of any Expert shall be borne equally by the Purchaser and the Sellers.

Payment

7.      The Purchaser shall, within ten (10) Business Days of agreement of the Step-In Accounts (in accordance with this Schedule 8 (Step-In Consideration) or determination of the Step-In Accounts (in accordance with this Schedule 8), pay to the Sellers by way of electronic funds transfer to the Paying Agent’s Account the Step-In Consideration in respect of the relevant Step-In Period, such payment to be in full and final satisfaction of its obligations under this Schedule 8 (Step-In Consideration) in respect of the relevant Step-In Period.

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Part 3
Company EBITDA Calculation Format

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Part 4
Revenue and Cost Booking

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Schedule 9

Step-In Covenants

1.      The Purchaser undertakes to the Sellers that it shall and that all members of the Purchaser’s Group shall during the Step-In Periods (the below items jointly the “Step-In Covenants”):

1.1      maintain sufficient working capital in the Company to allow it to operate in a manner consistent with the ordinary course of business  and consistent with the approved Operating Plan, and shall, in possibly paying any dividends (or other distributions or repayments of capital), ensure that any dividend payment does not endanger such operation, the execution of the Operating Plan and the Company’s solvency for the relevant year, including investments in marketing campaigns;

1.2      not take any act with the purpose of frustrating or causing any harm to the goodwill of the Company or impairing the Step-In Consideration; and

1.3      not take, and not cause the Company to take, in each case without the prior written consent of the Management Sellers, any of the following acts:

(a)      transfer any ownership interest in the Company to any person other than a, direct or indirect, wholly-owned subsidiary of the Purchaser that is bound by the obligations hereunder;

(b)      cease to operate the Company as a stand-alone company operating under the “Small Giant Games” brand;

(c)      enter into any agreement that is not at arm’s length involving the Company;

(d)      terminate any future or existing contracts providing revenue to the Company;

(e)      engage the Company in a new line of business, discontinue a line or business or the stopping of trading;

(f)      carry on the business of the Company other than in the ordinary course of business;

(g)      divert or inhibit any of the Management Sellers from spending substantially all of their working time on the business and affairs of the Company;

(h)      dismiss or remove any Employee of the Company (unless such actions is for a Cause Event, in which case no consent shall be required);

(i)      divert any business or assets away from the Company;

(j)      dispose of or exclusively license any material asset of the Company;

(k)      make material capital expenditures by the Company;

(l)      assume any liabilities which were accrued liabilities of the Purchaser’s Group;

(m)      incur or guarantee third-party indebtedness in excess of US$2,000,000 (two million dollars);

(n)      issue or grant option rights or other equity interests in the Company;

(o)      dissolve or liquidate the Company; or

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(p)      transfer, dispose of or encumber any of the business or principal business assets of the Company.

2.      During the Step-In Periods, any material transactions outside of the ordinary course of business between the Purchaser Group, on the one hand, and the Company, on the other hand, shall be subject to the prior written consent of the Management Sellers.

3.      For the avoidance of doubt, unless specified herein, the obligations set out in this Schedule 9 (Step-In Covenants) shall apply only to the operations of the Company.

4.      If the Management Sellers in the performance of their duties, as employees of the Company, wilfully or recklessly undertake any action or fail to take any action which would result in the Purchaser being in breach of any of the provisions of this Schedule 9 (Step-In Covenants), the Purchaser shall be deemed not to have breached the provisions of this Schedule 9 (Step-In Covenants) and the Sellers shall have no right to bring any claims for breach of contract or otherwise in respect of such breach.

5.      References in this Schedule 9 (Step-In Covenants) to “Management Seller” shall apply only to the extent that a Management Seller remains employed by (or in the service of) the Company or the Purchaser Group.

6.      In the event that any of the Sellers, acting in good faith, reasonably believe that the Purchaser or any member of the Purchaser’s Group has breached any of its obligations under this Schedule 9 (Step-In Covenants) or Clause 11 (Obligations During Step-In Period) (“Trigger Event”), then the Sellers’ Representative shall be entitled to serve a written notice (a “Breach Notice”) on the Purchaser, which notice shall set forth (on the basis of the information reasonably available to the Sellers’ Representative at the time he gives such Breach Notice) the nature of the Trigger Event and what, in the reasonable opinion of the Sellers, the effect of the Trigger Event is likely to be on the Step-In Consideration payable under this Agreement.

7.      As soon as possible following the service of a Breach Notice (and in any event no later than 10 Business Days following such service), the Sellers’ Representative and the Chief Executive Officer of the Purchaser shall discuss directly the Trigger Event and the extent to which the Trigger Event is likely to reduce the Step-In Consideration (if at all) and shall attempt to agree in good faith an adjustment to the basis on which the Step-In Consideration is calculated or such other variation to the terms of this Agreement so as to put the Sellers in the position they would have been in had such Trigger Event not occurred. This paragraph 7 of this Schedule 9 (Step-In Covenants) shall be without prejudice to (a) any other claim or remedy which the Sellers may have against the Purchaser in relation to the Trigger Event; and (b) the Purchaser’s obligation to pay the Step-In Consideration in accordance with this Agreement, in each case, save to the extent that the Sellers’ Representative and the Chief Executive Officer of the Purchaser agree on a resolution in relation to the Trigger Event in writing which waives such claim or remedy or varies the Purchaser’s obligations under this Schedule 9 (Step-In Covenants).

8.      In case a Trigger Event has occurred and the Sellers’ Representative and the Chief Executive Officer of the Purchaser have failed to agree on the adjustment referred to in paragraph 8 of this Schedule 9 within thirty (30) Business Days from the service of the Breach Note, and if such Trigger Event is not remedied (if remediable) by such date, then the dispute shall be resolved in accordance with Clause 36.2, in which arbitration it shall be determined (i) if the Purchaser or a member of the Purchaser’s Group has breached any of the obligations under Clause 11 or this Schedule 9, and (ii) if such breach is established, the amount by which the Purchaser shall compensate the Sellers for any reduction in the Step-In Consideration caused by such breach.

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Schedule 10

Escrow Account

Part 1
General

1.      The Parties shall enter into the Escrow Agreement with the Escrow Agent on the date of this Agreement.

2.      No amount shall be released from the Escrow Account except in accordance with the provisions of this Schedule 10 (Escrow Account) and the Escrow Agreement.

3.      All interest or profit generated on the Escrow Account (subject to any deduction of Tax at source that is required by law) shall be distributed to the Paying Agent’s Account at the expiry of the Escrow Period (or at such other time as the Sellers and the Purchaser may agree in writing) and the Sellers shall at all times be treated, for US tax purposes, as beneficial owners of the Escrow Account.

4.      All charges incurred in relation to the Escrow Account shall be borne by the Purchaser.

Part 2
Payments from the Escrow Account

1.      The Escrow Account shall be maintained and operated for the period commencing on and including the Closing Date and ending on and including the date which is eighteen (18) months from and including the Closing Date or such later date as may be required in accordance with paragraph 4 (the “Escrow Period”).

2.      The balance of the Escrow Amount, if any, after payments made in accordance with paragraphs 3, 4 and 5 shall be released from the Escrow Account at the end of the Escrow Period and the Sellers’ Representative and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such Escrow Amount to the Paying Agent’s Account.

3.      Subject always to provisions of Schedule 5 (Sellers’ Limitations on Liability), if an Operational Warranty Claim or a Tax Indemnity Claim against the Sellers (the “Relevant Claim”) is settled during the Escrow Period, the Sellers’ Representative and the Purchaser shall, upon such settlement and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of:

(a)      the amount due under such claim; and

(b)      the amount then remaining in the Escrow Account.

4.      If written notice of a Relevant Claim is given by the Purchaser to the Sellers’ Representative during the Escrow Period but such claim is either:

(a)      not settled during the Escrow Period; or

(b)      settled but not actually paid to and received by the Purchaser during the Escrow Period, then the Purchaser and the Sellers’ Representative shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account an amount equal to the lesser of:

(i)      the amount then remaining in the Escrow Account; and

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(ii)      an amount equal to the amount, as applicable, of all such claims or such settlement,

and the Escrow Period shall be deemed to be extended pending settlement of all such claims. In such situations, the Escrow Period shall, however, terminate on the date falling six (6) months from the date of receipt of the Purchaser’s notice of a claim by the Sellers’ Representative, unless legal proceedings in respect of such claim have been commenced by such date. If such legal proceedings have not been commenced by such date, such amount that has been so retained on the Escrow Account shall be released to the Paying Agent’s account.

5.      Subject to the last sentence of paragraph 4 above, any amount retained in the Escrow Account pursuant to paragraph 4 above shall remain in the Escrow Account pending settlement of the Relevant Claim. The Sellers’ Representative and the Purchaser shall, promptly and in any event within five (5) Business Days following the settlement of such claim in the Purchaser’s favour and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of:

(a)      the amount then remaining in the Escrow Amount; and

(b)      an amount equal to the amount of the settlement of the Relevant Claim,

and the balance of the Escrow Amount, if any, shall be retained in the Escrow Account pending settlement of the remaining Relevant Claims, if any.  Following payment of the final outstanding Relevant Claim in accordance with this paragraph 5, the balance of the Escrow Account, if any, shall be released to the Paying Agent’s Account and the Escrow Agreement shall terminate (if not released earlier under the last sentence of paragraph 4 above).

6.      For the purposes of Part 2 (Payments from the Escrow Account) of this Schedule 10 (Escrow Account), a claim shall be deemed to be settled:

(a)      when the Sellers’ Representative and the Purchaser so agree in writing; or

(b)      when an award of a arbitral tribunal has been given in respect of it in accordance with Clause 36 of the Agreement.

7.      Payment of any amount to the Purchaser in accordance with this Schedule 10 (Escrow Account) in satisfaction of any liability for a Relevant Claim shall, so far as possible, be deemed to be a reduction of the Consideration.

8.      The Sellers’ Representative and the Purchaser undertake to issue instructions to the Escrow Agent for payment from the Escrow Account of the amounts due under the above clauses without delay.

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Schedule 11

Accounts

Part 1

Accounts

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Part 2

Management Accounts

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Schedule 12

Permitted Activities

Key Manager	Company	Active since	Role
Timo Soininen	[***]	[***]	[***]
	[***]	[***]	[***]
	[***]	[***]	[***]
	[***]	[***]	[***]
	[***]	[***]	[***]
Markus Halttunen	[***]	[***]	[***]
Otto Nieminen	[***]	[***]	[***]
Ilkka-Kristian Juopperi	[***]	[***]	[***]
Tommi Vallisto	[***]	[***]	[***]
Jose Saarniniemi	[***]	[***]	[***]
Thien An Vu	[***]	[***]	[***]

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Signed for and on behalf of: Timo Soininen	}	/s/ Timo Soininen
Timo Soininen

Signed for and on behalf of Otto Nieminen	}	/s/ Otto Nieminen
Otto Nieminen

Signed for and on behalf of EQT Ventures Investments S.à r.l.	}	/s/ Antoine Servais
Antoine Servais
Manager

Signed for and on behalf of EQT Ventures Investments S.à r.l.	}	/s/ Karl Heinz Horrer
Karl Heinz Horrer
Manager

Signed for and on behalf of:	}	/s/ Timo Soininen
Timo Soininen

EMEA 119924213

Markus Halttunen

Ilkka-Kristian Juopperi

Tommi Vallisto

Creandum III, L.P.

Spintop Investments Partners II AB

PROfounders Capital L.P.

Markku Kaloniemi

El-Express Oy

Jarkko Virtanen

Palmen & Charpentier Investing Oy

Besodos Investors Oy

First Fellow Oy

EGM Investments LLC

Raine Kellokangas

ANG Holding Oy

Musta Aukko Oy

Sisu Game Ventures Oy

Ari Korhonen

Sto-rahoitus Oy

Sonja Angeslevä

Cap A Fund I L.P.

Vesa Engdahl

Teemu Aho

Ben Feder

Angus Lovitt

Silfverlok Invest AB

Andras Vajlok

David Bargo

Gergely Patai

Tim Lönnqvist

Dmitry Mikhaylov

Silviu Anita

Oskari Niittymäki

Thien An Vu

Antti Paikkala

Jose Saarniniemi

Sara Supply

Ninja Tukiainen

Joonatan Sörensen

Petri Lehtinen

Ari Perttunen

Joel Joensuu

Caio Comandulli

Pierluigi Videsott

Eveliina Tarvainen

Eino Nevolainen

Ville Järvi

Aleksandra Vuitcik

Peitsa Hynninen

Mikko Wilkman

Heikki Uljas

Marko Kallikoski

Kalevi Sylvanne

Sofia Vanhanen

Aru Vaitere

Joanna Scott

Laura Laakso

Nuno Pinheiro

Maria Vilko

Janne Kaistinen

Saana Vartama

by power of attorney

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Signed for and on behalf of Zynga Inc.	}	/s/ Frank Gibeau
Frank Gibeau
Chief Executive Officer

	}	/s/ Gerard Griffin
Gerard Griffin
Chief Financial Officer

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